UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Navarre Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
September 15, 2010

Please take notice that the Annual Meeting of the Shareholders of Navarre Corporation (the “Company”) will be held at the time and place and for the purposes indicated below.

TIME	3:00 p.m., Central Daylight Time, on Wednesday, September 15, 2010
PLACE	Navarre Corporation Headquarters 7400 49th Avenue North New Hope, Minnesota 55428
ITEMS OF BUSINESS	1. To elect the three nominees named in the attached Proxy Statement as Class II directors, for a term of three years;

2. To approve amendment three to the Amended and Restated 2004 Stock Plan to (i) increase the number of shares available for issuance; (ii) modify the definition of change of control, (iii) modify the annual numerical limit on grants of stock options to individuals, and (iv) clarify certain other provisions;

3. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year; and
4. To transact such other business as may properly come before the meeting or any adjournments thereof.
ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
ANNUAL REPORT	Our 2010 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.
RECORD DATE	You can vote if you were a shareholder of record at the close of business on Monday, July 19, 2010.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held September 15, 2010

The following materials, also included with this Notice, are available for view on the Internet:

•	Proxy Statement for the Annual Meeting of Shareholders

•	Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2010

To view the Proxy Statement or Annual Report to Stockholders, visit: http://www.navarre.com/Investors/

Thank you for your continued support of Navarre Corporation.

By Order of the Board of Directors,

Ryan F. Urness
Secretary and General Counsel

July 28, 2010

Your Vote is Important

We invite all shareholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

NAVARRE CORPORATION
7400 49th Avenue North
New Hope, Minnesota 55428
(763) 535-8333

PROXY STATEMENT
Annual Meeting of Shareholders
September 15, 2010

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING

We were incorporated in Minnesota in 1983. Our corporate headquarters is located at 7400 49th Avenue North, New Hope, Minnesota 55428, and our telephone number is (763) 535-8333. Our website address is www.navarre.com. References to our website are not intended to, and do not, incorporate information found on the website into this Proxy Statement. Our most recent fiscal year ended March 31, 2010 (“FY2010”).

Proxy Statement and Solicitation of Votes

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on Wednesday, September 15, 2010 at 3:00 p.m., Central Daylight Time, at our corporate headquarters, 7400 49th Avenue North, New Hope, Minnesota 55428, and at any adjournments or postponements thereof (the “Annual Meeting”). It summarizes the information you need to know in order to vote at the Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to our shareholders on or about July 28, 2010.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by us. We intend to solicit proxies by mail, electronic mail, facsimile, telephone and personal contact and have engaged The Altman Group, Inc., 1200 Wall Street West, 3rd Fl., Lyndhurst, NJ 07071, to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay $6,500, plus expenses, for these services. Our directors, officers and employees may also solicit proxies by personal contact, telephone and otherwise, but they will not receive any additional compensation for those services.

Voting Shares

Only shareholders of record as of the close of business on Monday, July 19, 2010 will be entitled to vote at the Annual Meeting. On that date, we had outstanding 36,370,835 shares of common stock, no par value (the “Common Stock”), each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

How to Vote

You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded in your name by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership held in a brokerage, bank or other account, i.e. shares held in “street name.”

If your ownership is recorded directly, you will receive a proxy card from the Company. However, if your share ownership is beneficial, your broker, bank, and/or other institution will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker or other institutional holder how to vote your shares and they must follow your voting instructions. If you hold your shares in street name and do not provide voting instructions to your broker or other institutional holder, your shares will not be voted on any proposal on which your broker or other institutional holder does not have discretionary authority to vote, including the election of directors and approval of the equity compensation plan amendment. If your broker or other institutional holder lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a “broker non-vote” on that item.

You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown on the proxy card or voting instruction form, or by mail. The proxy card or voting instruction form will indicate the date and time by which your vote must be received in order to be counted, whether you vote via the Internet, by telephone or by mail.

Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held in street name and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your broker or other institutional holder. Please contact your broker or other institutional holder directly for further information.

The enclosed proxy card, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted “FOR” the election of the nominees for the Board of Directors named in this Proxy Statement; “FOR” amendment three to the Amended and Restated 2004 Stock Plan; and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.

How Votes Are Counted

Each share of our Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting. There is no cumulative voting. A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting (at least 18,185,418 shares), must be present in person or by proxy before action may be taken at the Annual Meeting. Broker non-votes, as discussed above, will count as shares present for purposes of determining the presence or absence of a quorum. Similarly, abstentions are also counted as shares present for determining the presence or absence of a quorum. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

With respect to the election of directors, you may either vote “FOR” a nominee or withhold your authority to vote for such nominee. Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees. If you withhold your authority to vote for a particular nominee on your proxy card, your vote will have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. A broker non-vote will also have no effect on the outcome for the same reason.

With respect to all other matters, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” each matter. Shares represented by proxies that are marked “ABSTAIN” are considered shares entitled to vote on the particular matter and will have the same effect as a vote against the matter. A broker non-vote will not have the effect of a vote against the matter, because broker non-votes are considered shares that are not entitled to vote on the particular matter.

Votes Required

The vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of a director. Plurality means that, if shareholders will be electing three directors, then the three nominees receiving the most affirmative votes will be elected. The approval of all other matters requires the affirmative vote of the greater of (i) a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote or (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting (at least 9,092,710 shares). A large number of broker non-votes may result in the inability to attain the required minimum affirmative vote.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1 — Election of Three Nominees as Class II Directors

Our Amended and Restated Articles of Incorporation, approved by the shareholders on September 15, 2005, provide that the Board must consist of between seven and eleven directors, as designated by the Board from time to time. Currently, the Board consists of nine directors. The Amended and Restated Articles of Incorporation also provide that the Board of Directors is divided into three staggered classes of directors. One class is normally elected at each annual meeting of shareholders to serve for a three-year term.

At the Annual Meeting, the terms of three directors assigned to the second class (“Class II”) are expiring. They are Keith A. Benson, Timothy R. Gentz and Tom F. Weyl. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated Directors Benson, Gentz and Weyl to be re-elected at the Annual Meeting. If so elected, these directors will hold office for a three-year term expiring at the annual meeting of shareholders to be held in 2013, subject to prior retirement, resignation, death or removal from office.

All other directors will continue in office following this Annual Meeting. Directors Dalvey, Green and Hopp are assigned to the first class (“Class I”) with their term expiring at the annual meeting of shareholders to be held in 2012, and Directors Paulson, Deacon and Iverson are assigned to the third class (“Class III”) with their term expiring at the annual meeting of shareholders to be held in 2011.

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election through unforeseen circumstances, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors. Detailed information on the nominees and directors is provided under “Information Concerning Directors and Nominees” beginning on page 5.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

PROPOSAL NO. 2 — Approval of Amendment Three to the Company’s Amended and Restated 2004 Stock Plan

Upon the recommendation of the Compensation Committee, the Board of Directors approved amending the Company’s Amended and Restated 2004 Stock Plan (the “Stock Plan”) on July 7, 2010, subject to shareholder approval, to make the following changes: increase the number of shares of our Common Stock available for issuance under the Stock Plan by 3,500,000 shares; modify the definition of change of control; modify the numerical annual limit on grants of stock options to individuals; and clarify certain other provisions. As originally approved by the shareholders on September 13, 2004, and amended by the shareholders on September 15, 2005, September 13, 2007, and September 16, 2009, the Stock Plan authorizes the Compensation Committee to grant stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units and other incentive awards payable in cash or in shares up to a maximum of 4,000,000 shares of our Common Stock. The Stock Plan was designed to strengthen the Company’s ability to attract, retain and motivate the talent necessary for the Company’s success through the use of incentive awards. In addition, we believe that equity compensation should be a significant portion of the total compensation package in order to align the proprietary interests of our executive officers, other key employees and non-employee directors with the interests of our shareholders. As of July 19, 2010, only 14,746 shares remained available for issuance under the Stock Plan. We believe the remaining available shares are insufficient to accomplish the intended purposes of the Stock Plan.

On approval of the proposed amendment by the shareholders, the maximum aggregate number of shares reserved for issuance under the Stock Plan will be increased by 3,500,000 shares to 7,500,000 shares. We have not made any awards under the Stock Plan that are contingent upon shareholder approval of the proposed increase in shares available for issuance. In addition, other than the fixed grants to non-employee directors that are specified in the Stock Plan, we do not have any commitments, agreements or understandings with respect to the amount or nature of future awards under the Stock Plan. Over the past three fiscal years, we have made equity-based awards, in the form of time-vested stock option and restricted stock unit grants, at an average annual rate of approximately 3%

of our outstanding Common Stock. Assuming shareholder approval of this amendment, we expect that the additional shares will be adequate for future equity compensation grants for at least two to three years. If the proposed amendment is adopted, we will file a Form S-8 Registration Statement with the Securities and Exchange Commission (the “SEC”) registering the additional shares.

In addition to increasing the authorized shares, the proposed amendment includes changes to Sections 2, 6 and 8 of the Stock Plan as set forth in Exhibit A attached to this Proxy Statement. The proposed amendment to Section 2 modifies the definition of change of control to make it clear that the triggering point for the acceleration of vesting of equity awards is the actual occurrence of a change of control. The proposed amendment to Section 6.1 increases the annual numerical limit on grants of stock options and/or stock appreciation rights to an individual from 300,000 shares to 500,000 shares. This limit has been 300,000 shares for over a decade and is believed to be overly restrictive in today’s market with respect to attracting senior executives. The repricing prohibition in the Stock Plan is augmented by the proposed new Section 6.4 which makes it clear that this prohibition applies to stock appreciation rights and, in addition to prohibiting the repricing of underwater stock options and stock appreciation rights through amendment and cancellation, also prohibits repricing by means of cash buyouts and exchanges. Finally, the proposed amendment to Section 8.1 makes it clear that the maximum term of a stock appreciation right is ten years. To date, we have not granted equity compensation in the form of stock appreciation rights.

Except for the foregoing amendments, if approved, the Stock Plan will remain unchanged. Further information is provided under “Equity Compensation Plan Information” beginning on page 19 and a summary of the provisions of the Stock Plan is provided beginning on page 21.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE PROPOSED AMENDMENT TO THE
AMENDED AND RESTATED 2004 STOCK PLAN

PROPOSAL NO. 3 — Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to act as the Company’s independent registered public accounting firm and audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2011 (“FY2011”). Although shareholder ratification of this appointment is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting so that our shareholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the appointment, although it will not be required to select a different independent registered public accounting firm for the Company for the current fiscal year.

Grant Thornton LLP was first appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2005.

Additional information can be found in “Report of the Audit Committee” on page 16 and in “Audit and Non-Audit Fees” on page 17. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Names, Principal Occupations for the Past Five Years and Selected
Other Information Concerning Nominees and Directors

NOMINEES FOR DIRECTOR — Terms to Expire at Annual Meeting in 2013 (Class II)

Keith A. Benson Age: 66 Director Since: 2003 Current Board Committees: Audit Committee (Chair) Governance and Nominating Committee	Since August 2008, Mr. Benson has served as Chief Financial Officer of Trustwater, USA, Inc., a manufacturer of water disinfectant systems. Until his retirement in 2002, Mr. Benson was employed in the retailing industry, including over 20 years at The Musicland Group, Inc. During his tenure at Musicland he held several key leadership positions including Executive VP of Finance, VP and Controller, President of Mall Stores Division as well as serving as Vice Chairman and Chief Financial Officer. He also served as a director of Musicland’s parent company, Musicland Stores Corporation (NYSE), from 1992 until its acquisition by Best Buy Co., Inc. in February 2001. Previously, Mr. Benson held a variety of financial positions with The May Company and Dayton-Hudson Corporation (now Target Corporation). Mr. Benson’s director qualifications include his extensive corporate finance and business experience in the retail industry, as well as his experience as a director of other company boards. Mr. Benson has been designated the Audit Committee’s financial expert due to his experience in risk management, financial reporting, accounting and controls.

Timothy R. Gentz Age: 60 Director Since: 2004 Current Board Committees: Compensation Committee (Chair) Governance and Nominating Committee	Since January 2005, Mr. Gentz has been a self-employed consultant to multiple medical products and services companies and also was engaged in such activity from January to December 2003. During 2004, Mr. Gentz served as the Chief Operating Officer of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, he was the Chief Operating Officer and Chief Financial Officer for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical, Inc. (NASDAQ) Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies. Mr. Gentz’s director qualifications include his extensive financial expertise, his diverse business experience with other public companies, and his significant distribution industry experience.

Tom F. Weyl Age: 67 Director Since: 2001 Current Board Committees: Governance and Nominating Committee (Chair)	Mr. Weyl is retired from Martin/Williams Advertising, a national advertising agency. Prior to his retirement, Mr. Weyl served as President and Chief Creative Officer from 1973 to October 2000. He served as a director/organizer of the Royal Palm Bank of Naples, Florida until December 2006. Mr. Weyl also served as a director of Musicland Stores Corporation (NYSE) from 1992 until its acquisition by Best Buy Co., Inc. in February 2001. Mr. Weyl’s director qualifications include his extensive experience in sales, advertising, branding, marketing, and communications, as well as his familiarity with public company governance.

CONTINUING DIRECTORS — Terms to Expire at the Annual Meeting in 2012 (Class I)

Deborah L. Hopp Age: 57 Director Since: 2006 Current Board Committees: Compensation Committee Governance and Nominating Committee	Ms. Hopp has been the Vice President for Publishing of MSP Communications, Inc. since 1998 and is Publisher of its monthly periodical, Mpls. St. Paul Magazine. MSP Communications also provides custom publishing and digital content and marketing services to 16 local, national and international companies. She has served as a board member of numerous not-for-profit and for-profit organizations, currently including the Walker Art Center, the University of Minnesota Foundation, Minneapolis Downtown Council and Bachman’s Inc., a privately held company with retail stores, wholesale operations and other services in the floral, nursery and landscaping industry. Ms. Hopp’s director qualifications include her extensive experience with business development, operations and strategic planning in the publishing industry and understanding of trends in communications and the internet.

David F. Dalvey Age: 52 Director Since: 2009 Current Board Committees: Audit Committee Governance and Nominating Committee	Mr. Dalvey has twenty-eight years of experience in the fields of corporate finance and venture capital working primarily with growth-oriented technology businesses. He is the Managing Partner of Mount Yale Venture Fund, L.P., a management firm holding investments in top tier venture capital funds and other assets, since September 2008, and also is the General Partner of Brightstone Capital, a venture capital management company, since September 2000. Previously, he held management positions with R.J. Steichen and Company, an investment bank, from 1995 to 2000, The Food Fund LP, a venture capital firm, from 1992 to 1995 and Wessels, Arnold & Henderson, an investment bank from 1987 to 1992. Mr. Dalvey has had significant operational exposure as a board director or advisor to multiple privately held growth businesses including as a Director of Definity Health, Inc. (until its sale to United Health Group), NatureVision, Inc. (until its initial public offering) and Agiliti, Inc. (until its sale to VeriCenter, Inc./SunGard Services). Currently, he serves as a Director of the Blue Rock Market Neutral Fund, a registered mutual fund. Mr. Dalvey’s director qualifications include his experience advising and building growth businesses and investment portfolios, his understanding of corporate finance, merger, acquisition and divestiture transactions, and his experience with and understanding of capital markets and the management of liquidity transactions for portfolio company investments.

CONTINUING DIRECTORS — Terms to Expire at the Annual Meeting in 2012 (Class I)

Frederick C. Green IV Age: 53 Director Since: 2009 Current Board Committees: Compensation Committee Governance and Nominating Committee	Mr. Green is the Managing Director of Denali Partners, LLC, a private equity firm that he founded in 2004. Previously, from 2002 to 2004, he founded and was the Managing Director of Marathon Partners LLC, a management firm for the portfolio companies of private equity firms. From 1999 to 2002, he served as the Chief Operating Officer of Bracknell Corporation, a $1.4 billion facilities infrastructure company with 33 locations in North America, and previously he was the President and CEO of Nationwide Electric, Inc., a national electrical installation and services company that was acquired by Bracknell. From 1996 to 1998, he was the President and CEO of Product Safety Resources, Inc., a company focused on electronic product safety information, and from 1988 to 1996, Mr. Green held various operations and leadership positions with Emerson Electric Co. (NYSE:EMR), a multinational manufacturer of a broad range of electrical, electromechanical and electronic products and systems, including: Vice President, General Manager, Process Flow; Vice President Marketing and Sales; and Vice President of Strategic Planning and Technology. Mr. Green’s director qualifications include his extensive and diverse business experience, his significant experience in merger, acquisition and divestiture transactions, his understanding of capital markets, and his extensive background in strategic planning.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2011 (Class III)

Eric H. Paulson Age: 65 Director Since: 1991 Chairman of the Board	Mr. Paulson is our founder and Chairman. He retired from employment with the Company on March 31, 2007. He was our Chief Executive Officer from inception in 1983 until January 2007. Until August 2005, he was also President. Prior to 1983, Mr. Paulson served as Senior Vice President and General Manager of Pickwick Distribution Companies, a distributor of records and tapes. Mr. Paulson has been a director since 1983 except for the period January 1990 through October 1991 when Navarre was owned by Live Entertainment, Inc. Mr. Paulson’s director qualifications include his distinguished career in the home entertainment and retail services industries. Mr. Paulson is able to devote considerable attention to Company matters and his knowledge of the Company’s history and operations are invaluable during Board discussions.

Cary L. Deacon Age: 58 Director Since: 2007	Mr. Deacon has been our President and Chief Executive Officer since January 2007, and was President and Chief Operating Officer from August 2006 until that time. Previously, he was our Chief Operating Officer, Publishing and Corporate Relations Officer since joining the Company in September 2002. From September 2001 to August 2002, Mr. Deacon served as President and Chief Executive Officer of NetRadio Corporation (NASDAQ), a media company. From July 2000 to August 2001, he served as President, Chief Operating Officer and as a member of the Board of Directors of SkyMall, Inc. (NASDAQ), an integrated specialty retailer. He served as a director, and member of the audit and nominating committees, of Raindance Communications, Inc. (NASDAQ) from March 2003 until its sale to West Corporation in April 2006. Mr. Deacon’s director qualifications include his unique perspective and insights regarding the Company’s competitive position and its strategic and operational opportunities and challenges, his experience serving on other public company boards, and his extensive and diverse domestic and international business experience.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2011 (Class III)

Kathleen P. Iverson Age: 54 Director Since: 2008 Current Board Committees: Audit Committee Governance and Nominating Committee	Ms. Iverson has been the President and Chief Executive Officer of CyberOptics Corporation (NASDAQ:CYBE), a manufacturer of optical process control sensors and measurement and inspection systems used in the electronics assembly equipment market and in the semiconductor industry, since January 2003. She joined CyberOptics Corporation in January 2002 as its President and Chief Operating Officer. Previously, she was employed by Rosemount, Inc., a multinational manufacturer of high-performance instrumentation for the processing industries and a subsidiary of Emerson Electric Co. (NYSE:EMR), from 1979 through December 2001, and held various finance and leadership positions, including Vice President/General Manager, Complete Point Solutions, and Vice President/General Manager, Worldwide Temperature. Ms. Iverson is also a director of CyberOptics Corporation and has served in such capacity since May 1998. Ms. Iverson’s director qualifications include her extensive experience in governance and leadership roles with other public companies, as well as her financial literacy and significant corporate finance experience.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

Board Leadership Structure

We currently separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”). Our corporate governance documents allow the Board flexibility in determining at any particular time the most appropriate leadership structure in order to serve the interests of the shareholders and meet our business needs. Mr. Deacon serves as our CEO and a member of the Board. He focuses on the strategic direction and day-to-day operation and performance of the Company. Mr. Paulson serves as our non-employee Chairman. He is able to focus on the functioning of the Board in its oversight responsibilities, sets meeting agendas, presides over Board meetings, and acts as the liaison on Board issues between the independent directors and management. Because of his knowledge and experience as our founder and former CEO, Mr. Paulson is also able to assist in mentoring Company officers and represents the Company periodically at public and industry functions. Because the roles of CEO and Chairman are currently separate, the Board has determined that there is not currently a need to appoint a lead director. Where appropriate, the Chair of the Governance and Nominating Committee will act as the lead independent director in connection with issues that require leadership of the independent directors.

Independent Directors

Our Board of Directors has determined that each of the following current Directors: Benson, Dalvey, Gentz, Green, Hopp, Iverson, and Weyl, are “independent,” as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Global Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules. The independent directors also constitute all of the members of the Governance and Nominating Committee and meet regularly, including after each regularly scheduled Board meeting without the presence of the CEO and the Chairman.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the identification of and the processes in place for the management of the Company’s enterprise risk. The full Board oversees strategic and operational risks, the Audit Committee oversees financial and compliance risks, the Compensation Committee oversees human resources and compensation risks, and the Governance and Nominating Committee oversees corporate governance risks and coordinates between Board committees to ensure that all significant risk categories are addressed by at least one committee.

Management regularly reports to the Board, or relevant committee, on each major area of enterprise risk and seeks the Board’s concurrence in acceptable risk tolerances and strategies to monitor and ensure that tolerances are not exceeded. At each meeting of the full Board, each committee gives a detailed review of the matters it discussed and conclusions it reached during its recent meetings. Additional reporting and review of identified enterprise risks is conducted as needed or as requested by the Board or a committee. The Board’s management of risk oversight has not had an effect on the Board’s leadership structure.

Board Committees

Our Board of Directors has established three standing committees that meet regularly, the Audit, Governance and Nominating, and Compensation Committees. The Board has also established a Strategic Transactions Committee that meets as needed to assist the Board in its oversight and evaluation of any proposed material investments, acquisitions, joint ventures, or divestiture transactions. The members of the Strategic Transactions Committee are Kathleen P. Iverson (Chair), Keith A. Benson and David F. Dalvey. Additional information about certain committees can be found in “Report of the Audit Committee” on page 16 and “Compensation Discussion and Analysis” on page 25.

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee reviews the Company’s significant controls, policies and procedures in connection with the assessment and management of enterprise risk, and coordinates with the Company’s internal auditing department to ensure that effective programs are in place to monitor compliance with applicable policies and procedures. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The members of the Audit Committee are Keith A. Benson (Chair), David F. Dalvey and Kathleen P. Iverson. Mr. Gentz was a member of the Audit Committee until September 2009, when Mr. Dalvey joined the Board and the Committee. Our Board of Directors has determined that all members of the Audit Committee are financially literate and are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules and SEC Rule 10A-3. The Board has determined that Keith A. Benson is qualified as an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Governance and Nominating Committee

The Governance and Nominating Committee (i) reviews and makes recommendations with respect to changes in our core principals of corporate governance; (ii) reviews and makes recommendations with respect to senior executive succession; (iii) reviews and makes recommendations with respect to the criteria for the selection of new directors; (iv) recommends nominees for vacancies on the Board; and (v) conducts an annual evaluation of Board operations and performance. The Governance and Nominating Committee reviews the overall composition of the Board, identifies the particular experience, qualifications, attributes and skills of each nominee and incumbent director that qualify such individual for service on the Board, and recommends to the full Board the persons to be nominated for election at each annual meeting of shareholders. The members of the Governance and Nominating Committee are Tom F. Weyl (Chair), Keith A. Benson, David F. Dalvey, Timothy R. Gentz, Frederick C. Green IV, Deborah L. Hopp, and Kathleen P. Iverson. Richard Gary St. Marie and Michael L. Snow were members of the Governance and Nominating Committee until the end of their terms as directors in September 2009, when Mr. Dalvey and Mr. Green joined the Board and the Committee. The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules.

Compensation Committee

The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers and employees in general, as well as the compensation of our directors. In conjunction with the Governance and Nominating Committee, the Compensation Committee approves the CEO’s annual goals and objectives and evaluates the CEO’s performance in light of the established goals and objectives. The Compensation Committee also reviews our compensation policies and practices to ensure that they do not involve compensation risks that are reasonably likely to have a material adverse effect on the Company. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The members of the Compensation Committee are Timothy R. Gentz (Chair), Frederick C. Green IV and Deborah L. Hopp. Richard Gary St. Marie and Michael L. Snow were members of the Compensation Committee until the end of their terms as directors in September 2009, when Mr. Green joined the Board and the Committee. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in SEC Rule 16b-3.

Risk Assessment of our Compensation Policies and Practices

The Compensation Committee, with the assistance of management, has reviewed the Company’s compensation policies and programs for all employees for the purpose of assessing the risks associated with compensation. After that review, the Compensation Committee determined that the Company’s compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Meeting Attendance

During FY2010, our Board of Directors held six regular meetings and one telephonic meeting. The Audit Committee held four regular meetings. The Compensation Committee held five regular meetings and one telephonic meeting. The Governance and Nominating Committee held seven regular meetings and one telephonic meeting. Most of the current directors attended 100% percent of the meetings of the Board and of the Committees on which the director served and no director attended less than 90% of such meetings. Board members also conferred informally during the year to discuss various aspects of our business affairs. The Board of Directors does not have a formal policy on the attendance of directors at the annual meetings of shareholders but all directors are encouraged to attend. All of the current directors attended the annual meeting of shareholders held in September 2009.

Code of Business Conduct and Ethics

On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), that applies to all of our directors, officers and employees. The Audit Committee is responsible for overseeing compliance with the Code of Conduct and reviewing and updating the Code of Conduct. The Audit Committee reviewed the Code of Conduct in FY2010 and determined that no amendments were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code of Conduct for directors and executive officers must be approved by our Board of Directors. No waivers were granted during FY2010.

Corporate Governance Documents

The charters of the Audit, Governance and Nominating, and Compensation Committees, as well as our Code of Conduct, are available for viewing and downloading on the Company’s website at www.navarre.com and may be found by selecting the “Investors” tab and then clicking on the “Corporate Governance” link. If our Board of Directors grants any waivers of, or amendments to, the Code of Conduct applicable to any of our directors or executive officers, we will also disclose these matters on the “Corporate Governance” link of the website.

Related Party Transactions

The Board does not have a separate written policy regarding the review and approval of related party transactions. However our Audit Committee Charter and Code of Business Conduct and Ethics require that the Audit Committee review and approve all transactions with related persons as may be required by the rules of the Securities and Exchange Commission or NASDAQ’s Marketplace Rules. Under such rules a “related person” includes any of the directors or executive officers of the Company, certain large shareholders, and their immediate families. The transactions to be reviewed include those where the Company is a participant, a related person will have a direct or indirect material interest, and the amount involved exceeds $120,000. The Audit Committee would determine if any such transactions (i) are fair and reasonable, (ii) are on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party, and (iii) do not constitute an objectionable “conflict of interest” for a director, officer or employee of the Company. Directors and executive officers are required to disclose any such transactions under our Code of Business Conduct and Ethics and are specifically asked to disclose such transactions in our annual Directors and Officers Questionnaire. During FY2010, no transactions were disclosed to the Audit Committee which required review as related party transactions, and the Audit Committee was not otherwise aware of any such transactions.

Stock Ownership Guidelines

In July 2005, the Board of Directors adopted Company stock ownership guidelines (including owned shares and vested stock awards) for Company officers and directors as follows: Chief Executive Officer, five times base salary; other Executive Officers, three times base salary; other officers, one times base salary; and non-employee Directors, five times the annual retainer. The officers and directors are encouraged and expected to meet the stock ownership goals within five years of the later of July 2005 or the date of beginning service with the Company. Failure to meet the goals may be considered when making compensation and bonus decisions. The Board believes that stock ownership demonstrates commitment by our officers and directors and further aligns their interests with those of our shareholders and is satisfied with the progress made by our officers and directors in complying with the guidelines.

Qualifications of Candidates for Election to the Board

Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies in industries similar to ours, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but intend to consider, among other qualifications, the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.

Role of Diversity in Director Selection

The Governance and Nominating Committee seeks to nominate individuals who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. Board members should display the personal attributes necessary to be an effective director, including integrity, sound judgment, independence, the ability to operate collaboratively and a commitment to the Company’s shareholders. The Governance and Nominating Committee values diversity as a factor in selecting individuals nominated to serve on the Board of Directors. Although the Board of Directors prefers a mix of backgrounds and experience among its members, it does not follow any ratio or formula to determine the appropriate mix, nor is there a specific policy on diversity. The Governance and Nominating Committee uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to a high standard of service for the Board of Directors.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. The full Board approves the final nominations. The re-nominations of Directors Benson, Gentz and Weyl were determined through the foregoing process. New candidates are interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. An approved new candidate must consent to and pass a background investigation prior to receiving a formal invitation to become a nominee of the Board of Directors.

Shareholder Recommendations of Candidates for Election to the Board

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the candidate’s name, biographical data and qualifications, including: a five-year employment history with employer names and a description of the employer’s business; whether such individual can read and understand fundamental financial statements; other board memberships (if any); and such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications including a consent for a background investigation. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Provided the Governance and Nominating Committee has received a written recommendation in time to do an adequate evaluation of the candidate’s qualifications, the Governance and Nominating Committee will consider any qualified candidate and make its recommendation to the Board of Directors.

Shareholder Nominations of Candidates for Election to the Board

Any shareholder entitled to vote in the election of directors generally may nominate candidates for election to the Board only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by certified or registered United States mail, postage prepaid and return receipt requested, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC proxy rules; and (e) the consent of each nominee to serve as a director of the Corporation if so elected and consent for a background investigation. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communications with the Board

Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness, the Company’s General Counsel and Secretary, at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board or Committee, as appropriate.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

Directors who are Company employees do not receive compensation for their services as directors. During FY2010, Directors who were not employees of the Company (“Non-employee Directors) each received a base annual retainer of $36,000, paid in monthly installments. No additional compensation was paid for meeting attendance. The chairperson of the Audit Committee received an additional annual fee of $5,000, the chairpersons of the Compensation Committee and the Governance and Nominating Committee each received an additional annual fee of $3,000, and the Chairman of the Board received an additional annual fee of $15,000. In addition, Non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board and committee meetings. Effective April 1, 2010, the stipend for the chairpersons of the Compensation and Governance and Nominating Committees was raised from $3,000 to $5,000.

Equity Compensation

Non-employee Directors also receive equity compensation consisting of an initial stock option grant and annual stock option grants under the terms of the Stock Plan, which has been approved by the shareholders. Pursuant to Amendment Two to the Stock Plan approved by the shareholders on September 16, 2009, the initial non-qualified stock option grant for each newly elected Non-employee Director was increased from 20,000 to 50,000 shares of Common Stock, and each then-serving Non-employee Director received a one-time catch-up stock option grant covering 30,000 shares of Common Stock. Each Non-employee Director also receives an annual grant on April 1 of each year, of a non-qualified stock option to purchase 6,000 shares of our Common Stock, increased to 12,000 shares effective April 1, 2010. As an exception to the foregoing, the Stock Plan provides that any Non-employee Director who is ineligible to stand for re-election after reaching the Board’s mandatory retirement age of 70 will receive an award of 3,000 shares of restricted stock per year during each of the last two years of such director’s last term in lieu of annual stock option grants for such years. In FY2010, this provision was not applicable to any director. All stock option grants to Non-employee Directors are exercisable at the fair market value on the day of the grant and vest one-third per year beginning one year from the grant date and expire on the earlier of (i) ten years from the grant date and (ii) one year after the director ceases to serve. Vesting is accelerated upon the occurrence of a “Change of Control Transaction,” as defined in the Stock Plan.

In FY2010, pursuant to the foregoing, Directors Benson, Hopp, Gentz, Iverson, Paulson, St. Marie, Snow and Weyl each received an annual grant covering 6,000 shares of Common Stock on April 1, 2009 at an exercise price of $0.44 per share. On September 16, 2009, Directors Dalvey and Green each received an initial stock option grant covering 50,000 shares and Directors Benson, Hopp, Gentz, Iverson, Paulson and Weyl each received a catch-up stock option grant covering 30,000 shares, all at an exercise price of $1.85 per share.

The following table shows compensation information for our Non-employee Directors for FY2010.

DIRECTOR COMPENSATION TABLE FOR FY2010

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	Total

Keith A. Benson	$41,000	—	$35,706	$76,706
David F. Dalvey(4)	$19,500	—	$57,000	$76,500
Timothy R. Gentz	$39,000	—	$35,706	$74,706
Frederick C. Green IV(4)	$19,500	—	$57,000	$76,500
Deborah L. Hopp	$36,000	—	$35,706	$71,706
Kathleen P. Iverson	$36,000	—	$35,706	$71,706
Eric H. Paulson	$51,000	—	$35,706	$86,706
Richard Gary St. Marie(5)	$16,500	—	$1,506	$18,006
Michael L. Snow(5)	$16,500	—	$1,506	$18,006
Tom F. Weyl	$39,000	—	$35,706	$74,706

(1)	Mr. Deacon is not included in this table because he is an employee of the Company and received no compensation in FY2010 for his services as a director.

(2)	No director was eligible for restricted stock awards in FY2010.

(3)	The amounts in this column represent the grant date fair value of all stock options awarded in FY2010 as determined using the Black-Scholes pricing model. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The assumptions used to arrive at the Black-Scholes value are discussed in Note 21 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We recognize the expense for financial reporting purposes over the applicable vesting period.

As of March 31, 2010, each of the Non-employee Directors had outstanding stock options covering the following total amount of shares of our Common Stock: Mr. Benson, 64,800 shares; Mr. Dalvey, 50,000 shares; Mr. Gentz, 116,000 shares; Mr. Green, 50,000 shares; Ms. Hopp, 68,000 shares; Ms. Iverson, 56,000 shares; Mr. Paulson, 48,000 shares; Mr. St. Marie, 62,000 shares; Mr. Snow, 24,000 shares; and Mr. Weyl, 66,000 shares.

(4)	Mr. Dalvey and Mr. Green were first elected as directors on September 16, 2009.

(5)	The last director term for both Mr. St. Marie and Mr. Snow ended on September 16, 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. We (i) select, evaluate, and, if deemed appropriate, replace our independent auditors; (ii) review the quality and integrity of our financial reports and other financial information; and (iii) evaluate compliance with legal and regulatory requirements, the adequacy of internal controls, policies and procedures, and observance of established ethical standards. For FY2010, our members were Directors Benson (Chair), Iverson and Gentz (until September 16, 2009) and Dalvey (beginning September 16, 2009). Each member is financially literate and is an “independent” director as such term is defined by Securities and Exchange Commission rules and the NASDAQ listing standards. A copy of the Audit Committee Charter can be found on the Company’s website at www.navarre.com. The Committee reviewed the charter in FY2010 and made several changes, including addressing risk oversight and adding a committee member removal process.

We held four regular meetings during FY2010. The meetings provided us ample opportunity for private communication between the Audit Committee and our independent auditors, Grant Thornton LLP, and we held an executive session with Grant Thornton LLP at each meeting without management present. During the meetings, we reviewed with Grant Thornton LLP the overall scope and plans for their audit of our consolidated financial statements for FY2010, the results of their examinations, including their reviews of the financials included in each of our quarterly reports, their evaluation of our internal controls, and the overall quality of our financial reporting.

We also reviewed and discussed our consolidated financial statements with management and Grant Thornton LLP. Management represented to us that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In fulfilling our oversight responsibilities, we reviewed the audited consolidated financial statements in the Form 10-K with management and Grant Thornton LLP, separately, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as specified by the Public Company Accounting Oversight Board requirements regarding independence discussions with audit committees. We discussed this information with Grant Thornton LLP.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and filed with the Securities and Exchange Commission. We also have reviewed the performance of Grant Thornton LLP and have re-appointed them as our independent registered public accounting firm for FY2011.

This report is submitted by the Audit Committee of the Company’s Board of Directors:

Keith A. Benson (Chair)
David F. Dalvey
Kathleen P. Iverson

AUDIT AND NON-AUDIT FEES

The following table summarizes the fees we were billed for audit and non-audit services rendered for FY2010 and FY2009 by Grant Thornton LLP, our independent registered public accounting firm for both years.

	FY 2010	FY 2009

Audit Fees(1)	$278,386	$304,119
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees Billed	$278,386	$304,119

(1)	“Audit Fees” consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2010 and 2009, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years, and services provided in connection with various registration statements, comfort letters, and the review and attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim consolidated financial statements.

(2)	“Audit-Related Fees” consists of fees billed for assurance and related services in the fiscal years ended March 31, 2010 and 2009 that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. There were no fees for this category in FY2010 and FY2009.

(3)	“Tax Fees” consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning. There were no fees for this category in FY2010 and FY2009.

(4)	“All Other Fees” consists of fees billed for products and services that do not meet the above category descriptions. There were no fees for this category in FY2010 and FY2009.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval request. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During FY2010, all services were pre-approved by the Audit Committee in accordance with this policy. The Audit Committee also determined that all services performed by Grant Thornton LLP over and above the external audit were compatible with Grant Thornton LLP’s ability to maintain its independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 19, 2010 (except as otherwise noted), by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of the executive officers, directors and nominees as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock. The address of each director, nominee and executive officer is 7400 49th Avenue North, New Hope, Minnesota 55428. Percentage computations are based on 36,370,835 shares of our Common Stock outstanding as of July 19, 2010.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of Common Stock issuable upon the exercise of options exercisable within 60 days of July 19, 2010 and, which are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Directors, Nominees and Executive Officers	Shares		Percent

Keith A. Benson	61,400	(1)	*
David F. Dalvey	16,667	(1)	*
Cary L. Deacon	907,386	(1)	2.45%
Timothy R. Gentz	63,360	(1)	*
Frederick C. Green IV	16,667	(1)	*
Deborah L. Hopp	47,000	(1)	*
Kathleen P. Iverson	25,333	(1)	*
Eric H. Paulson	1,512,119	(1)(2)	4.15%
Tom F. Weyl	60,000	(1)	*
Joyce A. Fleck	77,250	(1)	*
Gen Fukunaga	1,041,387	(1)(3)	2.84%
Calvin Morrell	33,366	(1)	*
J. Reid Porter	343,734	(1)	*
All directors, nominees and executive officers (13 persons)	4,205,669	(1)(3)	11.12%

5% Shareholders
DDEC, Ltd. and C. Daniel Cocanougher	1,908,885	(4)	5.25%
6851 NE Loop 820, Suite 110 North Richland Hills, TX 76180

*	Indicates ownership of less than one percent.

(1)	Includes shares of Common Stock issuable upon exercise of outstanding options exercisable within sixty days of July 19, 2010 in the following amounts: Keith A. Benson — 34,000 shares; David F. Dalvey — 16,667 shares; Cary L. Deacon — 651,667 shares; Timothy R. Gentz — 34,000 shares; Frederick C. Green IV — 16,667 shares; Deborah L. Hopp — 42,000 shares; Kathleen P. Iverson — 25,333 shares; Eric. H. Paulson — 22,000 shares; Tom F. Weyl — 34,000 shares; Joyce A. Fleck — 61,500 shares; Gen Fukunaga — 272,500; Calvin Morrell — 30,833 shares; J. Reid Porter — 222,500; and all directors, nominees and executive officers as a group — 1,463,665 shares.

(2)	Includes 180,000 shares owned by Mr. Paulson that are held in a margin account.

(3)	Includes 18,648 shares owned by Mr. Fukunaga’s spouse of which Mr. Fukunaga may be deemed to have shared voting and dispositive power.

(4)	Based on information provided in Schedule 13G, dated January 27, 2010, filed with the Securities and Exchange Commission by DDEC, Ltd. and C. Daniel Cocanougher, individually and as the managing member of DDEC Management, LLC which is the managing partner of DDEC, Ltd. and as the father of minors Danielle and Ellen Cocanougher. They report that as of January 27, 2010, DDEC, Ltd. had sole voting and dispositive power of 1,060,988 shares, Mr. Cocanougher had sole voting and dispositive power of 847,897 shares and shared voting and dispositive power of 1,060,988 shares.

EQUITY COMPENSATION PLAN INFORMATION

Our 1992 Stock Option Plan (the “Old Plan”) was originally approved by the Board of Directors on September 1, 1992. The Old Plan, and all of its amendments, were also approved by the shareholders. The Old Plan provided for grants of restricted stock, and both incentive stock options and non-qualified stock options, and a total of 5,224,000 shares of our Common Stock were reserved for issuance. The Old Plan expired on July 1, 2006, and no further grants were allowed after that date. At July 19, 2010, 413,000 shares remained subject to outstanding stock option awards under the Old Plan.

In September 2004, our shareholders approved the current Stock Plan to supplement and ultimately replace the Old Plan. As amended by our shareholders in September 2007, a total of 4,000,000 shares of our Common Stock are currently reserved for issuance under the Stock Plan (prior to the additional shares requested pursuant to Proposal No. 2 in this Proxy Statement). The stated purposes of the Stock Plan are to: (a) promote the long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain key personnel; (b) provide additional incentive for key personnel through stock ownership and other incentives to improve operations and increase profits; and (c) strengthen the mutuality of interest between key personnel and the Company’s shareholders. A summary of the provisions of the Stock Plan is provided in “Summary of Amended and Restated 2004 Stock Plan” beginning on page 21.

At July 19, 2010, the Company had issued 269,230 shares under the Stock Plan, 3,118,165 shares were subject to outstanding stock option awards, 523,320 shares were subject to outstanding restricted stock unit awards and 14,746 shares were available for future grants.

The following tables provide certain aggregated information with respect to our Old Plan and our Stock Plan.

Equity Compensation Plan Information — as of March 31, 2010

(c)
Number of Securities
	(a)		(b)	Remaining Available for
	Number of Securities		Weighted-Average	Future Issuance Under
	to be Issued Upon		Exercise Price of	Equity Compensation
	Exercise of		Outstanding	Plans (Excluding
	Outstanding Options,		Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights		and Rights	Column (a))

Equity compensation plans approved by security holders	4,055,785	(1)(2)	$4.17 (2)	98,913
Equity compensation plans not approved by security holders	—		—	—
Total	4,055,785	(1)(2)	$4.17 (2)	98,913

(1)	Does not include outstanding non-compensatory warrants to purchase 1,596,001 shares of our Common Stock, at an exercise price of $5.00 per share, as further described in Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

(2)	Includes 508,486 restricted stock units with no exercise price and 3,547,299 stock options at a weighted average exercise price of $4.77 and a weighted average term of 6.8 years.

Equity Compensation Plan Information — as of July 19, 2010

(c)
Number of Securities
	(a)		(b)	Remaining Available for
	Number of Securities		Weighted-Average	Future Issuance Under
	to be Issued Upon		Exercise Price of	Equity Compensation
	Exercise of		Outstanding	Plans (Excluding
	Outstanding Options,		Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights		and Rights	Column (a))

Equity compensation plans approved by security holders	4,054,485	(1)(2)	$3.99 (2)	14,746
Equity compensation plans not approved by security holders	—		—	—
Total	4,054,485	(1)(2)	$3.99 (2)	14,746

(1)	Does not include outstanding non-compensatory warrants to purchase 1,596,001 shares of our Common Stock, at an exercise price of $5.00 per share, as further described in Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

(2)	Includes 523,320 restricted stock units with no exercise price and 3,531,165 stock options at a weighted average exercise price of $4.59 and a weighted average term of 6.7 years.

SUMMARY OF AMENDED AND RESTATED 2004 STOCK PLAN

This summary is qualified in its entirety by the terms of the Stock Plan, a copy of which was filed as Exhibit 4 to Registration Statement on Form S-8, Registration Number 333-131986, filed with the SEC on February 22, 2006, as amended by Amendment No. 2, a copy of which was filed as Exhibit A to the Proxy Statement, File No. 000-22982 filed with the SEC on July 28, 2009. All capitalized terms in this section not otherwise defined in this Proxy Statement are as defined in the Stock Plan.

General

The Stock Plan, which currently has 4,000,000 authorized shares (increased to 7,500,000 shares if Proposal No. 2 is approved), provides for the granting of (i) options to purchase Common Stock (“Stock Options”) that qualify as “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) options to purchase Common Stock that do not qualify as incentive stock options (“Non-Qualified Stock Options”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock and stock units, (v) performance shares and performance units, and (vi) other incentives payable in cash or shares. The closing price of a share of our Common Stock as reported on the NASDAQ Global Market on July 19, 2010, was $2.25.

Administration and Eligibility

The Stock Plan is administered by the Compensation Committee, which (other than with respect to automatic grants of Non-Qualified Stock Options to Non-employee Directors) selects the participants to be granted awards under the Stock Plan, determines the amount and nature of grants to participants, and prescribes discretionary terms and conditions of each grant not otherwise fixed under the Stock Plan. The “Committee” administering the Stock Plan must consist of not less than three members of the Board and, except as otherwise determined by the Board, such persons must be “non-employee directors” under SEC Rule 16b-3 and “outside directors” under Section 162(m) of the Code. All employees, officers and directors of the Company are eligible for participation under the Stock Plan and awards may also be made to any consultant, agent, advisor or independent contractor who renders bona fide services to the Company or any Related Company that (i) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities. The Committee may delegate its responsibilities under the Stock Plan to members of our management with respect to the selection and grants of awards to employees who are not deemed to be executive officers or directors.

Non-Employee Director Grants

The Stock Plan provides for fixed initial and annual grants of Non-Qualified Stock Options to Non-employee Directors. Each newly elected or appointed Non-employee Director, will receive at the beginning of the initial term of service a Non-Qualified Stock Option to purchase 50,000 shares at an exercise price equal to Fair Market Value on such date, and each Non-employee Director who serves as a director on April 1 of each year, will receive a Non-Qualified Stock Option to purchase 12,000 shares at an exercise price equal to Fair Market Value on such date. Each such Non-Qualified Stock Option will vest in three annual increments of 33 1/3% of the original grant beginning one year from the date of grant, will expire on the earlier of (i) ten years from the date of grant, and (ii) one year after the person ceases to serve as a director, and will provide for the acceleration of vesting upon the occurrence of a “Change of Control Transaction,” as defined in the Stock Plan, or if the person ceases to serve as a director as a result of the Company’s mandatory retirement age policy for Non-employee Directors. Any Non-employee Director who is ineligible to stand for re-election because he or she has reached the mandatory retirement age of 70, will receive on April 1 of each of the last two years of such director’s last term, in lieu of the annual Stock Option grant provided for above, an award of 3,000 shares of restricted stock. The shares of restricted stock covered by each such award is forfeited if the director does not complete the last term of service for any reason other than retirement and become freely transferable by the director at the end of the last term of service.

Future Awards

Except for the fixed Non-employee Director grants described above, the number and types of awards that will be granted under the Stock Plan in the future are not determinable, as the Compensation Committee will, in its sole discretion, determine what types and amounts of future grants are reasonable in order to attract, retain and motivate the personnel that are key to the Company’s success while taking into consideration such factors as shareholder dilution, changes in compensation philosophy and trends, marketplace conditions, changes in the Company’s business and leadership, and employee turnover.

Stock Options

Stock Options must be granted with an exercise price not less than the Fair Market Value of the Common Stock on the date of grant. However, in the Committee’s sole discretion, Non-Qualified Stock Options may be granted with an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of grant in connection with a transaction involving a Change in Control Transaction or a Related Party Transaction. For Incentive Stock Options, the aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by a participant under the Stock Plan during any calendar year may not exceed $100,000.

Stock Options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant. Stock Options become exercisable in the manner determined by the Compensation Committee. Stock Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of a participant they may be exercised only by the participant.

Repricing

The Stock Plan prohibits either reducing the exercise price of an outstanding Stock Option or canceling any outstanding Stock Option for the purpose of reissuing the Stock Option to the participant at a lower exercise price. Under Proposal No. 2, if approved, prohibited repricing will also include cash buyouts and exchanges and will apply to underwater SAR’s as well as underwater Stock Options (i.e. the Stock Option exercise price or SAR grant price is more than the then-current market value of the Common Stock).

Stock Appreciation Rights

SARs may be granted at any time, and may be granted in tandem with a Stock Option or alone (“freestanding”). Any SAR that relates to an Incentive Stock Option must be granted at the same time that the Incentive Stock Option is granted. The grant price of a tandem SAR must be equal to the exercise price of the related Stock Option, and the grant price of a freestanding SAR must be equal to the Fair Market Value of the Common Stock for the grant date. The term of a freestanding SAR is determined by the Committee but may not exceed 10 years, or, if not specified by the Committee, is 10 years from the grant date. In the case of a tandem SAR, (a) the term may not exceed the term of the related Stock Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Stock Option upon the surrender of the right to exercise the equivalent portion of the related Stock Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Stock Option is then exercisable. At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in shares of Common Stock of equivalent value, in some combination thereof or in any other manner approved by the Committee, in its sole discretion.

Restricted Stock and Stock Units

Restricted stock and stock units may be granted on such terms and conditions and subject to such repurchase or forfeiture restrictions, which may be based on continuous service or on the achievement of specified performance criteria, as the Committee may determine in its sole discretion. The terms, conditions and restrictions must be set forth in the instrument evidencing the award. Upon satisfying the specified restrictions and conditions for a restricted stock award, the shares of restricted stock become freely transferable by the participant. Upon satisfying the specified restrictions and conditions for a stock unit award, the award is settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee may determine in its sole discretion.

Fractional shares are settled in cash. Participants holding shares of restricted stock or stock units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner and form determined by the Committee in its sole discretion.

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any restricted stock or stock unit under such circumstances and subject to such terms and conditions as the Committee may deem appropriate; provided, however, that the Committee may not adjust performance goals for any restricted stock or stock unit intended to be exempt under Section 162(m) of the Code for the year in which the restricted stock or stock unit is settled in such a manner as would increase the amount of compensation otherwise payable to a participant.

Performance Shares and Performance Units

Each award of performance shares entitles the participant to a payment in the form of shares of Common Stock upon the attainment of specified performance criteria and other terms and conditions specified by the Committee. The number of shares issued under an award of performance shares may be adjusted on the basis of later considerations as the Committee may determine in its sole discretion. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any employee “covered” under Section 162(m) of the Code (“Covered Employee”). The Committee, in its discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a participant pursuant to an award of performance shares.

Each award of performance units entitles the participant to a payment in cash, or at the discretion of the Committee, in shares of Common Stock, upon the attainment of specified performance criteria and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the amount to be paid under an award of performance units may be adjusted on the basis of later considerations as the Committee may determine in its sole discretion. However, the Committee may not, in any event, increase the amount earned under performance unit awards upon satisfaction of any performance goal by any Covered Employee.

Performance Criteria

Any restrictions or conditions based on performance criteria must consist of preestablished, objective performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, for example: return on average common shareholders’ equity; return on average equity; total shareholder return; stock price appreciation; efficiency ratio; net operating expense; earnings per diluted share of Common Stock; per share earnings before transaction-related expense; per share earnings after deducting transaction-related expense; return on average assets; ratio of nonperforming to performing assets; return on an investment in an affiliate; net interest income; net interest margin; ratio of common equity to total assets; and customer service metrics. Performance criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

Award Limitations

Certain awards under the Stock Plan are subject to limitations in order to qualify such awards as performance-based compensation under Section 162(m) of the Code. No participant shall be granted in any one fiscal year of the Company an award or awards of any combination of Stock Options and SARs, the value of which is based solely on an increase in the value of the shares after the Grant Date within the meaning of Section 162(m) of the Code, covering more than 300,000 shares in the aggregate (increased to 500,000 shares if Proposal No. 2 is approved). The maximum amount earned by any Covered Employee in any calendar year (without regard to any amounts earned by the Covered Employee with respect to awards that are subject to Performance Criteria) may not exceed $1,000,000. The maximum amount of compensation that a participant may receive in any calendar year with respect to awards that are subject to Performance Criteria is $2,000,000.

Federal Income Tax Consequences

The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an award.

Incentive Stock Options

There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Incentive Stock Option under the Stock Plan. The exercise by a participant of an Incentive Stock Option also will not result in any federal income tax consequences to the Company or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as “excess parachute payments” within the meaning of the Code.

If a participant disposes of the shares of Common Stock acquired upon exercise of an Incentive Stock Option, the federal income tax consequences will depend upon how long the participant has held the shares of Common Stock. If the participant does not dispose of the shares of Common Stock within two years after the Incentive Stock Option was granted, or within one year after the participant exercised the Incentive Stock Option and the shares of Common Stock were transferred to the participant (the “Applicable Holding Periods”), then the participant will recognize a long-term capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of the Common Stock on the date of exercise and the Incentive Stock Option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

Non-Qualified Stock Options

An optionee will not realize taxable compensation income upon the grant of a Non-Qualified Stock Option. As a general matter, when an optionee exercises a Non-Qualified Stock Option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate exercise price and the fair market value of the Common Stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

Stock Appreciation Rights, Stock Units, Performance Shares and Units

No income is realized by the participant at the time an SAR, stock unit, performance share or performance unit is awarded, and no deduction is available to the Company at such time. As a general matter, when an SAR is exercised or when forfeiture restrictions on a stock unit, performance share or performance unit lapse, taxable compensation income is realized by the participant in the amount of the cash or the fair market value of the Common Stock received by the participant, and the Company is entitled to a deduction of equivalent value.

Restricted Stock

Unless the participant files a timely election to be taxed under Section 83(b) of the Code, no income is realized by the participant at the time restricted stock is awarded. As a general matter, the participant recognizes taxable income equal to the fair market value of shares of restricted stock at the time forfeiture restrictions lapse, and the Company is entitled to a deduction of equivalent value. A participant may elect within 30 days after the grant date to recognize taxable income immediately as of the grant date under Section 83(b) of the Code, in which case the amount recognized by the participant, and deductible by the Company, is the fair market value of the shares on the grant date. Subsequent forfeiture of the award will not result in a subsequent tax adjustment.

Withholding

The Company will withhold from awards an amount sufficient to cover any required employee withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

Section 162(m) of the Code

The Stock Plan has been designed so that grants of Non-Qualified Stock Options, SARs and awards with restrictions or conditions based on performance criteria will qualify as shareholder approved “qualified performance-based compensation” under Section 162(m) of the Code. Generally, the compensation income arising on exercise of Non-Qualified Stock Options, SARs or on receipt of other performance-based awards should be deductible by the Company even if that income would otherwise exceed the $1,000,000 annual deductibility cap under Section 162(m) that is applicable to each of the Company’s highest paid executive officers. Compensation from other awards under the Stock Plan, including awards of restricted stock and stock units, will not qualify for this exemption from the $1,000,000 limit.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of the compensation philosophy, objectives, policies and practices with respect to: (i) our Chief Executive Officer (“CEO”) (our principal executive officer) during FY2010; (ii) our Chief Financial Officer (“CFO”) (our principal financial officer) during FY2010; and (iii) the three other executive officers that were serving as such at March 31, 2010 (collectively, the “Named Executive Officers”).

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the “Executive Compensation Tables”, beginning on page 33, and accompanying narrative disclosure. The tables and narrative provide more detailed information regarding the total compensation and benefits awarded to, earned by, or paid to the Named Executive Officers during FY2010, and, depending on tenure, during FY2009 and FY2008.

Overview of Executive Compensation Program and Philosophy

We are committed to providing executive compensation that attracts, motivates and retains the best possible executive talent for the benefit of our shareholders, supports our business objectives, and aligns the interests of the executive officers with the long-term interests of our shareholders. We believe these objectives are achieved by:

•	Emphasizing performance-based pay through annual incentive opportunities that are based on the achievement of specific business objectives;

•	Ensuring that all of our compensation programs are competitive with the practices of other organizations in our industry; and

•	Providing long-term incentive plans, primarily in the form of equity grants, to retain and incent those individuals with the leadership abilities necessary for increasing our long-term shareholder value.

These policies guide the Compensation Committee in seeking to design effective pay programs and assessing the proper allocation between base salary, annual incentive compensation, and long-term compensation. The Compensation Committee may also consider our business objectives, fiduciary and corporate responsibilities, competitive practices and trends, and regulatory requirements. Compensation Committee members for FY2010 were: Mr. Gentz (Chair); Ms. Hopp; former directors, Mr. St. Marie and Mr. Snow (until September 16, 2009); and Mr. Green (beginning September 16, 2009).

In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration a number of factors related to Company performance, such as the achievement of profitability and revenue targets. The Compensation Committee balances each element of compensation to arrive at a total package that is competitive compared to national market data.

The Compensation Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs. The Compensation Committee also determines the compensation paid to the CEO and reviews and approves the compensation paid to other executive officers.

The Compensation Committee has in the past engaged independent compensation consultants regarding executive compensation levels and practices. Towers Perrin served as the Compensation Committee’s independent consultant during FY2009 and FY2008, however, the Compensation Committee did not consult with Towers Perrin (now known as Towers Watson) during FY2010. In light of the uncertain economy, the Compensation Committee believed that information from published market data would be sufficient to gauge the competitiveness of the Company’s executive compensation during FY2010. In addition, after conducting a search, the Compensation Committee has retained a new independent consultant, Pearl Meyer & Partners, for the fiscal year beginning April 1, 2010. Pearl Meyer & Partners was selected for its experience and independence. It has been a leading compensation consultant to boards of directors for over two decades. Peal Meyer & Partners has never provided any benefits or other compensation services to the Company and has no prior relationship with the Company.

Depending on the topics to be discussed, the CEO, CFO, General Counsel, and Vice President of Human Resources may attend Compensation Committee meetings. Management makes recommendations to the Compensation Committee on the base salary, annual incentive plan targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. For the CEO, the Compensation Committee normally discusses pay in executive sessions without the CEO or other management present and makes determinations in consultation with the Governance and Nominating Committee.

The Compensation Committee also regularly holds executive sessions that are not attended by any members of management or non-independent directors. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers, but may, if it chooses, delegate any of its responsibilities. The Compensation Committee has delegated to any two of the following — CEO, CFO, and General Counsel — the authority to grant long-term incentive awards to non-executive officers under limited circumstances and pursuant to specific guidelines established by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers.

The CEO’s role in the Compensation Committee process is oversight of all of management’s recommendations and reports to the Compensation Committee and/or Board of Directors. The CEO provides direct input to the Compensation Committee on such matters as the affordability and efficacy of various plan designs. The CEO may also make recommendations with respect to scheduling meetings and agenda topics and occasionally meets with Compensation Committee members outside of scheduled meetings. The Compensation Committee considers the CEO’s input, but makes its decisions independently.

Elements of Compensation

Our executive compensation is comprised primarily of the following elements: fixed cash compensation, in the form of base salary; and variable compensation, in the form of short-term incentive pay and long-term incentive compensation. Long-term incentive compensation consists of equity grants, while short-term incentive compensation is paid in cash. Although, the Compensation Committee has not set specific targets for the relative percentages of these elements, it strives for a balance that rewards executives for the achievement of short-term (annual) goals while also focusing on the long-term revenue and profitability of the Company. Because the Compensation Committee believes that the CEO has a greater impact on the achievement of long-term targets, it has determined that variable compensation should constitute a greater percentage of his compensation when compared to the other Named Executive Officers. For FY2010 the percentages of these elements relative to total compensation were as follows:

		Short-Term	Long-Term
	Base Salary	Incentive	Incentive
Named Executive Officer	Percentage(1)	Percentage(2)	Percentage(3)

Cary L. Deacon	36%	29%	35%
J. Reid Porter	52%	19%	29%
Joyce A. Fleck	59%	29%	12%
Gen Fukunaga(4)	67%	33%	0%
Calvin Morrell	59%	29%	12%

(1)	Based on executive’s current base salary as discussed in “Base Salary Compensation” below.

(2)	Based on executive’s target incentive amount as discussed in “Annual Incentive Compensation” below.

(3)	Based on the Grant Date Fair Value as reported in the “Grants of Plan-Based Awards in FY2010” table on page 34.

(4)	Mr. Fukunaga did not receive a grant of equity compensation during FY2010 as discussed below in “Long-Term Incentive Compensation.”

Base Salary Compensation — Base salary is used to provide competitive levels of compensation to executives based upon their experience, duties and areas of responsibility. We pay base salaries because it provides a fixed level of compensation that we feel is necessary to recruit and retain executives. An important aspect of base salary is the Compensation Committee’s ability to use annual base salary adjustments, when the financial performance of the Company permits, to reflect an individual’s performance or changed responsibilities. The Compensation Committee annually reviews the base salaries of Navarre’s executive officers. Salary reviews are generally conducted in the first quarter of each fiscal year in order to align each employee with the Company’s annual strategy. The CEO makes recommendations for changes to the base salaries of the other executive officers based on each executive’s individual performance and relevant market data.

The Compensation Committee’s goal is to set base salaries for each executive, including the CEO, at a level that reflects each individual’s performance and organizational impact and at a competitive level nationally. Differences in the amount of base salary between the Named Executive Officers reflect the Compensation Committee’s assessment of the differences in the scope of each executive’s responsibilities and contributions in light of competitive pay levels for similar positions in other similarly situated organizations. In FY2010, the Company conducted an internal review based on raw national market survey data published by William M. Mercer to gauge competitiveness of the base salary and annual incentive opportunity of the Company’s executive officers versus comparable positions in the market data. In FY2010, Ms. Fleck received a base salary increase of 9.6% from $228,000 to $250,000 and Mr. Morrell received a base salary increase of 8.3% from $240,000 to $260,000. These increases were granted in order to recognize the financial performance improvements accomplished at the subsidiaries headed by Ms. Fleck and Mr. Morrell and to bring the annual cash compensation of these executives closer to the median listed for divisional president positions in the published Mercer market data. After the foregoing increases, and considering only the base salary and annual incentive elements compensation, the FY2010 compensation of the Named Executive Officers relative to the market data median was close to the median. Messrs. Deacon, Porter and Fukunaga did not receive base pay increases in FY2010.

The Compensation Committee considers the “median” to be the amount of compensation that falls at the 50th percentile, plus or minus ten percent, and feels that this is the most appropriate indicator of competitiveness. Because of the unique nature of the Company’s business, which combines distribution and publishing segments, there are no other companies that are directly comparable to the Company’s business, and the Company competes for executive talent on a national basis among a variety of companies. The Compensation Committee therefore believes that using broad-based national executive compensation surveys is an appropriate method to gauge the competitiveness of the Company’s compensation. The large number of participants in the general industry surveys tends to lessen the impact of both changes in participation from year to year and individual company compensation practices. Individual companies are not identified in the published market data, and the Compensation Committee does not review or consider the individual companies that participate in the surveys.

Annual Incentive Compensation — Annual incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s short-term goals. Executive officers and other management employees selected by the Compensation Committee participate in the Company’s Annual Management Incentive Plan. The FY2010 target amounts approved by the Compensation Committee under the Annual Management Incentive Plan (shown in the table below) were intended to provide annual cash compensation (i.e., base salary plus annual incentive) approximating the median of the cash compensation offered to executive officers in similar positions as shown by the published Mercer market data, provided that the Company’s goals were met.

For FY2010, the Annual Management Incentive Plan performance measures for the Named Executive Officers were based on budgeted consolidated or subsidiary earnings before interest, depreciation and amortization and excluding stock based compensation expense (“EBITDA”) and individual objectives as follows:

CEO/CFO:	90% EBITDA and 10% individual objectives
Subsidiary President:	80% subsidiary EBITDA, and 20% individual objectives

The Compensation Committee selected the following financial objectives for FY2010: target consolidated EBITDA of $20.2 million (inclusive of the bonus pool accrual) and for Ms. Fleck, Mr. Fukunaga and Mr. Morrell, who are subsidiary presidents, subsidiary EBITDA of $6.0 million, $5.5 million and $8.7 million, respectively. The Compensation Committee chose EBITDA, and placed greater weight on achieving the EBITDA targets, in order to focus the executives on achieving gross margin improvements and expense reductions in FY2010. The Compensation Committee believed that sales performance would be impacted by the recession and uncertainty in the retail industry and therefore profitability improvements were critical to achieve the Company’s long-term strategy of profitable and sustainable growth, and thereby create long-term value for our shareholders. In addition, EBITDA is the principal measure by which the Company is evaluated in the investment and finance communities and reflects performance factors that the executive officers can directly impact. The annual plan design contains a performance threshold. Other than possible discretionary awards as discussed below, bonuses would not have been earned by the CEO and CFO if funding any portion of the bonus pool caused the Company to fail to achieve the consolidated EBITDA target. For Ms. Fleck, Mr. Fukunaga and Mr. Morrell, no bonuses would have been earned if the applicable subsidiary attained less than 80% of its EBITDA target. The plan design also provides an opportunity for participants to earn an enhanced bonus based on EBITDA growth. If consolidated EBITDA (inclusive of the bonus pool accrual) exceeds the target, then the bonus pool is increased by 25% of the excess amount. Participants share in the enhanced bonus pool on a pro rata basis taking into consideration the achievement of the financial and individual objectives applicable to each participant. However, bonus payments under the Plan, including the growth enhancement, are capped at 150% of a participant’s target bonus. For FY2010, the Compensation Committee also approved a maximum discretionary pool of $500,000. The Compensation Committee may determine, in its discretion, to reward participants with exemplary performance during the fiscal year out of the discretionary pool whether or not the Company’s financial objectives are achieved. The Compensation Committee also reserved the right to change, suspend, or discontinue the Annual Management Incentive Plan at any time without prior notice to participants.

Each participant has specific individual objectives which account for up to 20% of the total incentive payout. The individual objectives for the Named Executive Officers are generally tied to business strategy. For FY2010, the individual objectives for the CEO included securing a bank line of credit, developing a long-term strategy plan, developing senior leader succession plans, and enhancing external communication. The individual objectives for the other Named Executive Officers included: for Mr. Porter — debt restructuring, employee development and expense reduction in shared services; for Ms. Fleck — enhancing margins through new business initiatives, expense reduction and employee development and succession process; for Mr. Fukunaga — leading social network creation and improving positive cash flow; and for Mr. Morrell — implementing sales growth, improving gross margin and growing the direct to consumer business model. The Named Executive Officers achieved from 70% to 100% of their individual objectives.

At the time the annual financial objectives were determined, the Compensation Committee believed the EBITDA targets to be appropriately challenging but realistic under the then-current economic conditions. Due to the successful implementation of gross margin improvement and expense reductions, the Company’s consolidated EBITDA exceeded the EBITDA target by $6.6 million and the EBITDA targets for each subsidiary were exceeded to varying extents. Each Named Executive Officer earned his or her target bonus plus a growth enhancement as listed in the second table below. The Named Executive Officers earned bonus payments totaling $1.4 million and all other participants earned bonus payments totaling $3.1 million. No awards from the discretionary pool were made in FY2010 to the Named Executive Officers or to other participants.

For the Named Executive Officers, the following target and maximum annual incentive plan amounts were possible for FY2010:

	FY10 Base	FY10 Target Incentive	FY10 Target	FY10 Max
Named Executive Officer	Salary	% of Salary	Incentive	Incentive

Cary L. Deacon	$475,000	80%	$380,000	$570,000
J. Reid Porter	$333,000	55%	$183,150	$274,725
Joyce A. Fleck	$250,000	50%	$125,000	$187,500
Gen Fukunaga	$367,500	50%	$183,750	$275,625
Calvin Morrell	$260,000	50%	$130,000	$195,000

For the Named Executive Officers, the following annual incentive plan amounts were actually earned for FY2010:

	Incentive Paid	Target Incentive	Growth	Total
Named Executive Officer	% of Target	Paid	Incentive Paid	Incentive Paid

Cary L. Deacon	150%	$380,000	$190,000	$570,000
J. Reid Porter	150%	$183,150	$91,575	$274,725
Joyce A. Fleck	150%	$125,000	$62,500	$187,500
Gen Fukunaga	116%	$172,725	$40,811	$213,536
Calvin Morrell	102%	$130,000	$2,190	$132,190

For FY2011, the Compensation Committee has determined that the features of the Annual Management Incentive Plan generally will remain the same as described above except that the financial target has been changed from only EBITDA to EBITDA and sales in order to refocus attention on achieving top line growth. The Compensation Committee believes that the achievement of long-term profitability will require top line growth. The Compensation Committee has set the target consolidated EBITDA objective at $26.7 million, inclusive of the bonus pool accrual (and, for subsidiary participants, subsidiary specific EBITDA targets) and the target consolidated sales objective at $537.7 million (and, for subsidiary participants, subsidiary specific sales targets). If consolidated EBITDA exceeds the target, the incentive pool will be increased by 25% of the excess amount, and participants will share in the enhanced incentive pool on a pro-rata basis. However, bonus payments under the Plan are capped at 150% of the participant’s target bonus. The Compensation Committee believes the targets to be difficult but obtainable.

Long-Term Incentive Compensation — Long-term incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s long-term goals. We encourage executive stock ownership through the ownership guidelines described on page 12. Stock ownership is reviewed by the Compensation Committee on an annual basis for progress in meeting these guidelines.

The Compensation Committee targets the value of equity awards, based upon the expense recognized by the Company in connection with the grant of such awards, to the median of similar awards offered to executive officers in comparable positions as shown by past executive compensation surveys done by Towers Perrin based on national survey data as the best indicator of competitiveness. The Compensation Committee believes this strategy encourages decisions and behaviors that will increase long-term shareholder value and allows the Company to attract and retain key management talent by providing competitive incentive opportunities. However, the value of equity awards is affected by stock price volatility, and because of market instability in FY2010, the Compensation Committee did not feel a current survey would provide helpful information.

As in FY2009 and FY2008, the Compensation Committee decided again in FY2010 to provide a portion of the annual equity grant, approximating one half of the total grant value, in the form of restricted stock units and the other half in non-qualified stock options. Because a majority of the Company’s outstanding stock options are out-of-the-money, the Compensation Committee determined that the restricted stock units will continue to provide an enhanced retention incentive to employees. In addition, the grant of restricted stock units consumes fewer shares under the Company’s shareholder authorized stock plan and has been determined by the Compensation Committee to be consistent with the compensation trends previously reported by the Compensation Committee’s compensation consultant. The non-qualified stock option awards vest over three years with a ten year termination period. The restricted stock units also vest over three years. Upon vesting, participants, who are still employed by the Company, will receive one unrestricted share of Common Stock for each vested restricted stock unit.

The number of shares of our Common Stock that can be acquired by the Named Executive Officers upon the vesting of grants made in FY2010 is 446,250 shares, apportioned as follows: Cary L. Deacon, 300,000 shares; J. Reid Porter, 78,750 shares; Joyce A. Fleck, 33,750 shares; and Cal Morrell, 33,750 shares. Mr. Fukunaga did not receive an equity grant in FY2010 pending renegotiation of a new employment agreement. Mr. Fukunaga’s original five year employment agreement, which was part of the acquisition of FUNimation, expired on May 10, 2010. Mr. Fukunaga’s new agreement was entered into on May 27, 2010 and is described on page 38. The number of shares of our Common Stock that can be acquired by all other employees upon the vesting of grants made in FY2010 is 317,000 shares.

Equity-based incentives are granted under our shareholder-approved Amended and Restated 2004 Stock Plan. The Compensation Committee has granted equity awards at its scheduled meetings or by written action without a meeting. These actions are taken on the same day as, or prior to, the grant date. Annual grants are normally discussed and granted in scheduled meetings taking place in September and/or October and become effective and are priced as of the beginning of the first day of the open trading window after public disclosure of the Company’s 2nd Quarter financial results.

Under authority delegated by the Compensation Committee, management awarded stock options covering 35,000 shares (included in the 317,000 shares recited above) to employees (other than executive officers) as part of a new hire offer, promotion or reward/incentive for significant achievement. Grants made outside of the annual grant are effective as of the date of approval or at a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). All stock option grants have a per share exercise price no less than the fair market value of our Common Stock on the grant date, defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

Benefits and Executive Perquisites

In FY2010, the Named Executive Officers were eligible to receive the following benefits that are generally available to all our employees: (i) group medical and dental insurance; (ii) group long-term and short-term disability insurance; (iii) group life and accidental death and dismemberment insurance; (iv) medical and dependent care flexible spending accounts; (v) wellness programs; (vi) educational assistance; (vii) employee assistance; and (viii) paid time-off policies, including vacation, sick time, and holidays. The main objectives of our benefits program is to give our employees access to quality healthcare, insurance protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for workforce mobility.

In addition, we maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over three years. The matching contribution for the 401(k) Plan is determined on an annual basis in the discretion of the Company and is currently 50% of the contribution up to 4% of base pay. The matching contribution is generally calculated and paid in April or May for all employee contributions made during the preceding calendar year. The 401(k) match and the incremental value of benefits provided to the Named Executive Officers under the Company’s benefits program are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 33. We do not provide defined benefit pension plans or defined contribution retirement plans to executives or other employees other than the 401(k) Plan.

In general, we do not offer executive perquisites to our officers. However, in some cases, specific perquisites are negotiated at the time of an executive’s initial recruitment or promotion to a new position. Currently, these are a golf club membership for Mr. Deacon, life insurance policy premiums for Mr. Deacon and Mr. Porter, and relocation expenses for Mr. Morrell who had to relocate to Los Angeles from San Francisco. The dollar values of these perquisites are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 33.

Compensation of Chief Executive Officer

Management does not provide a recommendation to the Compensation Committee regarding an annual adjustment in the CEO’s base salary. In August 2009, the Compensation Committee conducted a professionally facilitated 360 degree review of the CEO’s performance which included input from Board members, direct reports and the Company’s leadership. The Compensation Committee also considered the achievement of Company goals as well as the CEO’s effectiveness, leadership, expertise and decision-making. Although Mr. Deacon continues to demonstrate strong leadership, the Compensation Committee did not approve a salary increase for Mr. Deacon in light of the Company’s efforts to control salary expenses as part of its expense reductions efforts. The Compensation Committee believes that Mr. Deacon’s compensation appropriately reflects his tenure and performance as CEO at this time.

Executive Employment Agreements

We have entered into agreements regarding employment and/or severance with each of the Named Executive Officers, the terms of which are described beginning on page 37 under “Executive Severance and Change in Control Agreements.” The Compensation Committee believes that such employment agreements promote the stability of the Company by (i) lessening the personal uncertainties and potential distraction of the executives created by Company actions resulting in a termination of their employment for reasons other than cause and (ii) establishing the rights and obligations of both the Company and the executive after the employment relationship ends. In addition, reasonable severance arrangements offer a competitive benefit and aid in retention of the services of valuable executives. Descriptions of what constitutes “Cause,” “Without Cause” and for “Good Reason” (i.e. constructive termination) are set forth on page 37.

The Compensation Committee believes that the amount of severance offered to the Named Executive Officers is not excessive and that the trigger for severance payments, which in all cases is involuntarily termination by the Company Without Cause or constructive termination due to adverse Company actions, is appropriate and in the best interests of the shareholders. Further, the Compensation Committee believes that the differences in the amount of severance offered among the Named Executive Officers are justified by the scope of each executive’s responsibilities and contributions. No changes were made to the employment and severance agreements in FY2010.

Accounting and Tax Considerations

We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. When determining how to apportion between differing elements of compensation, the goal is to meet our compensation objectives while maintaining cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above our targeted affordability level. As a further example, in determining to grant restricted stock units in addition to stock options, we considered the accounting impact and tried to keep the overall compensation cost generally the same.

In addition, we have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Code also imposes additional significant individual taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we structure equity awards and executive employment agreements in a manner intended to comply with the applicable Section 409A requirements.

Section 162(m) of the Code generally prohibits the Company from deducting as a compensation expense amounts in excess of $1,000,000 in any one year with respect to compensation paid to any Named Executive Officer. However, “qualified performance-based compensation,” as defined in Section 162(m), is not subject to the $1,000,000 deduction limit. We believe that income recognized from stock options and certain other awards granted under the Stock Plan will qualify for deduction as “qualified performance based compensation” under Section 162(m). Other types of executive compensation, however, will continue to be based on significant subjective measures that may cause certain compensation not to be deductible. We intend to consider the impact of Section 162(m) when making future compensation decisions but believe it is important to continue to evaluate the performance of executive officers, in part, on subjective performance measures.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Navarre specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for FY2010. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement for the Company’s 2010 Annual Meeting of Shareholders.

This report is submitted by the Compensation Committee of the Company’s Board of Directors:

Timothy R. Gentz (Chair)
Deborah L. Hopp
Frederick C. Green IV

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee is an executive officer of another entity where any of the Company’s executives serve on the other entity’s compensation committee.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive	All
			Stock	Option	Plan	Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Cary L. Deacon,	FY2010	$475,000	$208,000	$260,000	$570,000	$28,125	$1,541,125
President and CEO	FY2009	475,000	138,000	117,000	0	27,048	757,048
and Director(5)	FY2008	453,846	120,500	141,760	0	26,778	742,884
J. Reid Porter,	FY2010	$333,000	$54,600	$68,250	$274,725	$7,845	$738,420
Executive Vice President	FY2009	333,000	18,285	20,475	0	7,842	379,602
and CFO	FY2008	315,692	18,075	21,264	0	7,742	362,773
Joyce A. Fleck(6),	FY2010	$239,846	$23,400	$29,250	$187,500	$4,412	$484,408
President, Navarre Distribution Services
Gen Fukunaga,	FY2010	$367,500	$0	$0	$213,536	$4,600	$585,636
CEO and President,	FY2009	363,462	7,763	8,775	0	4,500	384,500
FUNimation	FY2008	350,000	18,075	10,632	0	4,400	374,070
Calvin Morrell(6),	FY2010	$250,796	$23,400	$29,250	$132,190	$52,130	$487,766
President, Encore Software

(1)	The amounts in this column represent the grant date fair value of all restricted stock units awarded in the applicable fiscal year as determined using the opening sale price of our Common Stock on such date. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. We recognize the expense for financial reporting purposes over the applicable vesting period.

(2)	The amounts in this column represent the grant date fair value of all stock options awarded in the applicable fiscal year as determined using the Black-Scholes pricing model. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The assumptions used to arrive at the Black-Scholes value are discussed in Note 21 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We recognize the expense for financial reporting purposes over the applicable vesting period.

(3)	The amounts in this column represent the annual incentive paid under our Annual Management Incentive Plan as discussed in “Compensation Discussion and Analysis” on page 28. The amounts listed for FY2010 were earned for FY2010 although paid after the end of the 2010 fiscal year. No awards were earned for FY2009 or FY2008 under the Annual Management Incentive Plan.

(4)	The All Other Compensation column for Messrs. Deacon, Porter, Fukunaga and Morrell and Ms. Fleck consists of the following:

										Relocation
	401(k) Match			Life Insurance			Golf Club Dues			Expenses
	FY2010	FY2009	FY2008	FY2010	FY2009	FY2008	FY2010	FY2009	FY2008	FY2009

Cary L. Deacon	$4,600	$4,500	$4,400	$11,525	$12,217	$12,217	$12,000	$10,331	$10,161	—
J. Reid Porter	$4,600	$4,500	$4,400	$3,245	$3,342	$3,342	—	—	—	—
Joyce A. Fleck	$4,412	—	—	—	—	—	—	—	—	—
Gen Fukunaga	$4,600	$4,500	$4,400	—	—	—	—	—	—	—
Calvin Morrell	$4,575	—	—	—	—	—	—	—	—	$47,555

(5)	Mr. Deacon receives no additional compensation for his service as a director.

(6)	Ms. Fleck and Mr. Morrell were appointed as Executive Officers of the Company effective April 1, 2009.

GRANTS OF PLAN-BASED AWARDS IN FY 2010

						All	All
						Other	Other			Grant
						Stock	Option			Date
						Awards:	Awards:	Exercise		Fair
						Number of	Number of	or Base	Closing	Value of
			Estimated Future Payouts Under			Shares of	Securities	Price of	Market	Stock
			Non-Equity Incentive Plan Awards(2)			Stock or	Underlying	Option	Price on	and
	Grant	Approval	Threshold	Target	Maximum	Units	Options	Awards	Day of Grant	Option
Name	Date(1)	Date(1)	($)	($)	($)	(#)	(#)	($/Sh)(3)	($)	Awards

Cary L. Deacon	11/03/2009	10/28/2009	—	—	—	100,000(4)	—	—	—	$208,000
	11/03/2009	10/28/2009	—	—	—	—	200,000(5)	$2.08	$2.63	$260,000
			0	$380,000	$570,000	—	—	—	—	—
J. Reid Porter	11/03/2009	10/28/2009	—	—	—	26,250(4)	—	—	—	$54,600
	11/03/2009	10/28/2009	—	—	—	—	52,500(5)	$2.08	$2.63	$68,250
			0	$183,150	$274,725	—	—	—	—	—
Joyce A. Fleck	11/03/2009	10/28/2009	—	—	—	11,250(4)	—	—	—	$23,400
	11/03/2009	10/28/2009	—	—	—	—	22,500(5)	$2.08	$2.63	$29,250
			0	$125,000	$187,500	—	—	—	—	—
Gen Fukunaga	—	—	0	$183,750	$275,625	—	—	—	—	—
Calvin Morrell	11/03/2009	10/28/2009	—	—	—	11,250(4)	—	—	—	$23,400
	11/03/2009	10/28/2009	—	—	—	—	22,500(5)	$2.08	$2.63	$29,250
			0	$130,000	$195,000	—	—	—	—	—

(1)	The date of grant for each award is established by the Compensation Committee during a meeting or by written action without a meeting on or prior to the date of the grant. Pursuant to guidelines adopted by the Compensation Committee, annual grants are normally discussed and approved in scheduled meetings taking place in the fall to become effective as of the first day of the open trading window after public disclosure of second quarter financial information.

(2)	Our Annual Management Incentive Plan is considered a “non-equity incentive plan.” This column represents the range of awards under the plan that were possible for FY2010. The amounts that were actually earned by the Named Executive Officers in FY2010 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. For FY2010, each Named Executive’s Officer’s target award was established as a percentage of base salary and the maximum award represents 150% of the target award. The target award percentages, objectives and other details are set forth in the discussion of “Annual Incentive Compensation” in our “Compensation Discussion and Analysis” on page 28.

(3)	Under the terms of the 2004 Stock Plan, as amended and approved by shareholders on September 15, 2005, the exercise price is no less than the grant date fair market value defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. In FY2010, the exercise price listed in this column was less than the closing market price for the grant date.

(4)	Restricted stock units were granted in FY2010 under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis” on page 29.

(5)	Annual stock option grants to the Named Executive Officers under the 2004 Stock Plan.

OUTSTANDING EQUITY AWARDS AT FY2010 FISCAL YEAR-END

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Shares or	Shares
	Number of	Number of			Units of	or Units
	Securities	Securities			Stock	of Stock
	Underlying	Underlying			That	That
	Unexercised	Unexercised	Option	Option	Have	Have
	Options(#)	Options(#)	Exercise	Expiration	Not	Not
Name	Exercisable(1)	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)

Cary L. Deacon	25,000	0	$17.39	11/24/2010	—	—
	150,000	0	$7.26	08/14/2015	—	—
	10,000	0	$4.59	10/25/2015	—	—
	300,000	0	$4.95	11/01/2016	—	—
	66,666	33,334(2)	$2.41	11/11/2017	—	—
	100,000	200,000(3)	$0.69	11/12/2018	—	—
	0	200,000(4)	$2.08	11/02/2019	—	—
	—	—	—	—	16,667(7)	$34,667
	—	—	—	—	133,333(8)	$277,333
	—	—	—	—	100,000(9)	$208,000
J. Reid Porter	175,000	0	$5.89	12/11/2015	—	—
	20,000	0	$4.95	11/01/2016	—	—
	10,000	5,000(2)	$2.41	11/11/2017	—	—
	17,500	35,000(3)	$0.69	11/12/2018	—	—
	0	52,500(4)	$2.08	11/02/2019	—	—
	—	—	—	—	2,500(7)	$5,200
	—	—	—	—	17,666(8)	$36,745
	—	—	—	—	26,250(9)	$54,600
Joyce A. Fleck	15,000	0	$17.39	11/24/2010	—	—
	10,000	0	$7.73	07/10/2015	—	—
	7,000	0	$4.59	10/25/2015	—	—
	8,000	0	$4.95	11/01/2016	—	—
	4,000	2,000(2)	$2.41	11/11/2017	—	—
	10,000	5,000(5)	$1.85	03/11/2018	—	—
	7,500	15,000(3)	$0.69	11/12/2018	—	—
	0	22,500(4)	$2.08	11/02/2019	—	—
	—	—	—	—	1,000(7)	$2,080
	—	—	—	—	7,500(8)	$15,600
	—	—	—	—	11,250(9)	$23,400
Gen Fukunaga	250,000	0	$8.38	05/10/2015	—	—
	10,000	0	$4.95	11/01/2016	—	—
	5,000	2,500(2)	$2.41	11/11/2017	—	—
	7,500	15,000(3)	$0.69	11/12/2018	—	—
	—	—	—	—	1,250(7)	$2,600
	—	—	—	—	7,500(8)	$15,600
Calvin Morrell	11,667	23,333(6)	$1.80	03/31/2018	—	—
	7,500	15,000(3)	$0.69	11/12/2018	—	—
	0	22,500(4)	$2.08	11/02/2019	—	—
	—	—	—	—	7,500(8)	$15,600
	—	—	—	—	11,250(9)	$23,400

(1)	On March 20, 2006, the vesting of all outstanding stock options with exercise prices equal to or greater than $4.50 per share were accelerated and became exercisable. However, as a condition to the acceleration, the Board required each Named Executive Officer to enter into a lock-up agreement which prohibits the sale, transfer or other disposition of the shares acquired upon any exercise of the accelerated stock options (other than sales to fund the exercise price or to satisfy minimum statutory withholding) until the date on which the exercise would have been permitted under the stock option’s pre-acceleration vesting terms or, if earlier, the officer’s last day of employment with the Company.

(2)	Stock options granted November 12, 2007 with vesting in three equal annual installments on November 12, 2008, November 12, 2009 and November 12, 2010, conditioned on continued employment through those dates.

(3)	Stock options granted November 13, 2008 with vesting in three equal annual installments on November 13, 2009, November 13, 2010 and November 13, 2011, conditioned on continued employment through those dates.

(4)	Stock options granted November 3, 2009 with vesting in three equal annual installments on November 3, 2010, November 3, 2011 and November 3, 2012, conditioned on continued employment through those dates.

(5)	Stock options granted March 13, 2008 with vesting in three equal annual installments on March 13, 2009, March 13, 2010 and March 13, 2011, conditioned on continued employment through those dates.

(6)	Stock options granted April 1, 2008 with vesting in three equal annual installments on April 1, 2009, April 1, 2010 and April 1, 2011 conditioned on continued employment through those dates.

(7)	Restricted stock unit awards granted November 12, 2007 with vesting in three equal annual installments on November 12, 2008, November 12, 2009 and November 12, 2010, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(8)	Restricted stock unit awards granted November 13, 2008 with vesting in three equal annual installments on November 13, 2009, November 13, 2010 and November 13, 2011, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(9)	Restricted stock unit awards granted November 3, 2009 with vesting in three equal annual installments on November 3, 2010, November 3, 2011 and November 3, 2012, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

OPTION EXERCISES AND STOCK VESTED IN FY2010

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized
	Shares Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise (#)	($)	on Vesting (#)	($)(1)

Cary L. Deacon	—	—	106,667	$263,801
J. Reid Porter	—	—	11,334	$29,118
Joyce A. Fleck	—	—	4,750	$12,210
Gen Fukunaga	—	—	5,000	$12,825
Calvin Morrell	—	—	3,750	$9,750

(1)	Amount determined using the closing price of our Common Stock on the vesting date.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

We have entered into employment and other agreements with certain executive officers to attract and retain talented executives. With respect to these agreements, a termination for “Cause” generally means a felony conviction, willful neglect, malfeasance or misconduct, or violation of a Company policy, which could result in material harm to the Company, fraud or dishonesty with respect to the Company’s business, breach of duty of loyalty or a material breach of the executive’s covenants in the agreement. A termination “Without Cause” is an involuntary termination for which the Company did not have Cause. A termination by an executive for “Good Reason” generally means a reduction in the executive’s compensation, rights or benefits, a material reduction in duties, responsibilities or authority, relocation to other than the Company’s principal headquarters, an adverse material change in working conditions or a material breach of the Company’s covenants in the agreement. A “Change in Control Transaction” generally includes the occurrence of any of the following: (i) the acquisition by any person or entity of 50% or more of the voting power of the Company’s outstanding shares; (ii) shareholder approval of a merger, other business combination, liquidation or dissolution of the Company, unless following such transaction the Company’s shareholders before the transaction have the same proportionate ownership of stock of the surviving entity; (iii) the board of directors prior to any transaction does not constitute a majority of the board thereafter; and (iv) any other transaction required to be reported as a change of control under Regulation 14A of the Securities and Exchange Commission.

Cary L. Deacon Amended and Restated Employment Agreement

We entered into a written employment agreement with Mr. Deacon as our President and Chief Operating Officer on June 21, 2006, amended and restated the agreement on December 28, 2006 in connection with Mr. Deacon’s promotion to President and Chief Executive Officer effective January 1, 2007 and further amended the agreement on March 20, 2008. This agreement currently expires on December 31, 2010. The term of the agreement automatically extends for successive one year periods unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term.

Pursuant to the agreement, Mr. Deacon is entitled to receive a minimum annual base salary of $450,000, subject to annual discretionary merit increases at the discretion of the Compensation Committee. His annual bonus target amount is 80% of his current base salary amount. Mr. Deacon is also entitled to reimbursement for reasonable business expenses, up to a $2.0 million life insurance policy (with annual premiums not to exceed $15,000), paid vacation, and participation in benefit plans on the same basis as other executive officers of the Company. In connection with his promotion, Mr. Deacon was granted: a non-qualified stock option covering 300,000 shares of Common Stock, vesting over three years, and an award of 70,000 restricted shares of Common Stock, with the restrictions lapsing over three years (the “Promotion Awards”). The scheduled vesting of these awards would accelerate upon the occurrence of a Change in Control Transaction, upon a termination of Mr. Deacon’s employment Without Cause, or upon Mr. Deacon’s termination of his employment for Good Reason.

The agreement requires that Mr. Deacon will (i) not compete with any material portion of the Company’s business activities during his employment and for up to 18 months following termination of his employment; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment.

The agreement provides for certain severance payments if Mr. Deacon’s employment is terminated Without Cause or by Mr. Deacon for Good Reason. Severance payments would include: (i) an amount equal to his then-current base salary through the end of the agreement or two years, whichever is greater; (ii) an amount equal to the average of his annual bonus earned and paid during the three prior fiscal years, multiplied by a factor of two; and (iii) any earned but unpaid annual bonus for the most recently completed fiscal year. Severance payments would be paid in a lump sum on the first day of the seventh month following the month in which the termination of employment occurred. If applicable, severance payments will be offset by any income protection benefits payable during the first 24 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments for a qualifying termination within 12 months following a Change in Control Transaction are increased to three times base salary and three times the average amount of bonus earned and paid with respect to the preceding three years. In addition, Mr. Deacon would be entitled to continue to receive medical, dental and life insurance benefits at Company expense for a period of 18 months following a qualifying termination. Severance payments also require a written release of all claims.

J.	Reid Porter Executive Severance Agreement

On December 23, 2005, we entered into an executive severance agreement with Mr. Porter which was effective as of his date of hire on December 12, 2005. On March 20, 2008, the agreement was amended and restated. The agreement provides for certain severance payments if Mr. Porter’s employment is terminated Without Cause or by Mr. Porter for Good Reason. Severance payments would include: (i) an amount equal to his then-current base salary; and (ii) an amount equal to the average of his annual bonus earned and paid during the three prior fiscal years. Severance payments would be paid in a lump sum on the first day of the seventh month following the month in which the termination of employment occurred. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments for a qualifying termination within 12 months following a Change in Control Transaction are increased to two times base salary and two times the average amount of bonus earned and paid with respect to the preceding three years.

The agreement requires that Mr. Porter will (i) not compete with any material portion of the Company’s business activities during his employment and for a period of two years thereafter; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment. Severance payments also require a written release of all claims.

Gen Fukunaga Employment Agreement

In 2005, we entered into an employment agreement with Mr. Fukunaga providing for his employment as Chief Executive Officer and President of FUNimation. Mr. Fukunaga was a founder of FUNimation, and the agreement was entered into in connection with our acquisition of all of the ownership interests of FUNimation. The agreement provided for a base salary of at least $350,000 per year, subject to annual discretionary merit increases, an annual bonus payment consistent with the Annual Management Incentive Plan, the opportunity to earn two bonus payments (which were not earned), and certain severance payments. Pursuant to the agreement, Mr. Fukunaga received a stock option covering 250,000 shares of our Common Stock upon the closing of the acquisition on May 11, 2005. This employment agreement expired on May 10, 2010.

On May 27, 2010, we entered into a new executive employment agreement with Mr. Fukunaga in connection with his continued employment with FUNimation. The term of the new agreement is one year from May 27, 2010, and provides for a continuation of his current base salary of $367,500 per year and an annual bonus payment consistent with the Annual Management Incentive Plan. In connection with the new agreement, Mr. Fukunaga was granted on May 27, 2010 a restricted stock unit award with a right to receive 22,500 shares of our Common Stock which vests in three equal installments, with the first 7,500 units vesting on November 3, 2010, the second 7,500 units on November 3, 2011, and the remaining 7,500 units on November 3, 2012. Mr. Fukunaga is also eligible for customary benefits that are provided to similarly-situated executives including health and disability insurance, future stock option grants, reimbursement of his reasonable business expenses, and paid vacation time.

Pursuant to the new agreement, Mr. Fukunaga’s duties include his cooperation and participation in our efforts to market FUNimation for a potential sale. In the event that a transaction to sell FUNimation should occur during the term of the Agreement, Mr. Fukunaga will receive, in addition to any other compensation payable to him, a transaction success fee in an amount equal to the greater of (i) $250,000, or (ii) 5% of certain transaction proceeds.

The new agreement provides for certain severance payments if Mr. Fukunaga’s employment is terminated Without Cause or by Mr. Fukunaga for Good Reason, whether or not a Change in Control Transaction has occurred. Severance payments would equal one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments would be paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims. Severance payments require a written release of all claims.

The new agreement requires that Mr. Fukunaga will (i) not compete with any material portion of FUNimation’s business activities during his employment and for a period of 12 months thereafter; (ii) not solicit for hire any employees of FUNimation for a period of 12 months following the termination of his employment; (iii) honor confidentiality obligations during and after his employment; and (iv) assign to the Company any intellectual property he creates during his employment.

Executive Severance Agreements for Joyce A. Fleck and Calvin Morrell

On March 20, 2008, the Company entered into an executive severance agreement with Ms. Fleck that replaced and superseded a prior change in control severance agreement entered into in 2001. The Company entered into a similar executive severance agreement with Mr. Morrell on March 16, 2009. The agreements provide for severance payments in the event that the executive’s employment is terminated Without Cause or by the executive for Good Reason, whether or not a Change in Control Transaction has occurred. Severance payments would equal one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments would be paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims and agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights.

The agreements expire on December 31, 2010; however, the initial term of the agreements automatically extends for successive one year periods unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term.

POTENTIAL PAYMENTS UPON TERMINATION

The following table assumes that a Change in Control Transaction has not occurred and the respective Named Executive Officer was terminated on March 31, 2010 Without Cause or terminated for Good Reason and illustrates the payments that each Named Executive Officer would be entitled to under the employment and severance agreements described above.

			Substitute
	Salary	Benefit	Incentive Plan
	Continuation	Premiums	Payments		Total
Name	($)	($)	($)		($)

Cary L. Deacon	$950,000	$27,500	$380,000	(1)	$1,357,500
J. Reid Porter	$333,000	—	$91,575	(2)	$424,575
Joyce A. Fleck	$250,000	—	$62,500	(3)	$312,500
Gen Fukunaga	$367,500	—	$71,178	(4)	$438,678
Calvin Morrell	$260,000	—	$44,063	(5)	$304,063

(1)	Represents Mr. Deacon’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Deacon for the last three years under the Annual Management Incentive Plan ($570,000, $0 and $0) multiplied by two.

(2)	Represents Mr. Porter’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Porter for the last three years under the Annual Management Incentive Plan ($274,725, $0 and $0).

(3)	Represents Ms. Fleck’s substitute incentive plan payment calculated as the average of the amounts earned by Ms. Fleck for the last three years under the Annual Management Incentive Plan ($187,500, $0 and $0).

(4)	Represents Mr. Fukunaga’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Fukunaga for the last three years under the Annual Management Incentive Plan ($213,536, $0 and $0).

(5)	Represents Mr. Morrell’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Morrell for the last three years under the Annual Management Incentive Plan ($132,190, $0 and $0).

The following table assumes that a Change in Control Transaction occurred within the 12 month period prior to March 31, 2010 and the respective Named Executive Officer was terminated on March 31, 2010 Without Cause or terminated for Good Reason and illustrates the payments that each Named Executive Officer would be entitled to under the employment and severance agreements described above.

			Substitute
	Salary	Benefit	Incentive Plan
	Continuation	Premiums	Payments		Total
Name	($)	($)	($)		($)

Cary L. Deacon	$1,425,000	$27,500	$570,000	(1)	$2,022,500
J. Reid Porter	$666,000	—	$183,150	(2)	$849,150
Joyce A. Fleck	$250,000	—	$62,500	(3)	$312,500
Gen Fukunaga	$367,500	—	$71,178	(4)	$438,678
Calvin Morrell	$260,000	—	$44,063	(5)	$304,063

(1)	Represents Mr. Deacon’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Deacon for the last three years under the Annual Management Incentive Plan ($570,000, $0 and $0) multiplied by three.

(2)	Represents Mr. Porter’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Porter for the last three years under the Annual Management Incentive Plan ($274,725, $0 and $0) multiplied by two.

(3)	Represents Ms. Fleck’s substitute incentive plan payment calculated as the average of the amounts earned by Ms. Fleck for the last three years under the Annual Management Incentive Plan ($187,500, $0 and $0).

(4)	Represents Mr. Fukunaga’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Fukunaga for the last three years under the Annual Management Incentive Plan ($213,536, $0 and $0).

(5)	Represents Mr. Morrell’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Morrell for the last three years under the Annual Management Incentive Plan ($132,190, $0 and $0).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. These insiders are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based upon its review of Forms 3, 4 and 5 filed by the Company’s insiders, the Company believes all such forms with respect to transactions occurring in FY2010 were filed on a timely basis except for the following inadvertent late filings: (i) the Form 4 reporting an open market stock purchase by Joyce A. Fleck which occurred on December 9, 2009 was filed one day late on December 14, 2009; and (ii) the Form 5 reporting certain bona-fide gifts made by Eric H. Paulson in FY2010, which was due on May 15, 2010, was filed five days late on May 20, 2010.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Any shareholder desiring to submit a proposal for action at the 2011 annual meeting of shareholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 7400 49th Avenue North, New Hope, Minnesota 55428 addressed to the Secretary, no later than March 28, 2011 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not submitted and included in the Company’s proxy statement pursuant to the above procedure. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2011 annual meeting of shareholders, if the Company is not provided notice of a shareholder proposal by June 11, 2011, the Company will be allowed to use its discretionary voting authority.

OTHER BUSINESS

All items of business intended by management to be brought before the meeting are set forth in the Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

The Company’s Annual Report on Form 10-K for FY2010 is enclosed herewith. Shareholders may also view and download this Proxy Statement and Form 10-K on Navarre’s website, http://www.navarre.com/Investors/, or the Securities and Exchange Commission’s website, www.sec.gov/idea/searchidea/webusers.htm.

By Order of the Board of Directors,

Ryan F. Urness
Secretary and General Counsel

Dated: July 28, 2010

EXHIBIT A

Proposed
Amendment Three to
NAVARRE CORPORATION
AMENDED and RESTATED 2004 STOCK PLAN

The Navarre Corporation 2004 Stock Plan, effective September 13, 2004, as amended and restated effective September 15, 2005 and as further amended on September 17, 2007 and September 16, 2009, (the “Plan”) is hereby amended as follows:

1. The Definition of “Change of Control” in SECTION 2. is hereby amended by adding at the end thereof the following:

“For Awards granted after September 15, 2010, “Change of Control Transaction” means a transaction involving any of the following:

(a) the occurrence of (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, or (ii) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

(b) the occurrence of a change in control of the Company of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;

(c) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any Person that such Person has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(d) the occurrence of any transaction whereby individuals who constitute the board of directors of the Company prior to the transaction cease for any reason to constitute at least a majority thereof following the transaction; or

(e) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Change in Control Transaction” shall have the same meaning as “Change of Control Transaction”

2. SECTION 4.1. AUTHORIZED NUMBER OF SHARES is hereby amended by deleting in its entirety and substituting therefor the following:

“Subject to adjustment from time to time as provided in Section 15, the maximum number of Shares available for issuance pursuant to all Awards under the Plan shall be 2,500,000, increased to 4,000,000 effective September 13, 2007, and increased to 7,500,000 effective September 15, 2010.”

3. SECTION 6.1. FORM AND GRANT OF AWARDS is hereby amended by deleting the last sentence and substituting therefor in its entirety the following:

“Notwithstanding the foregoing, no Participant shall be granted in any one fiscal year of the Company an Award or Awards of any combination of Options and Stock Appreciation Rights, the value of which is based solely on an increase in the value of the Shares after the Grant Date within the meaning of Section 162(m) of

A-1

the Code, covering more than 500,000 Shares in the aggregate (subject to adjustment as provided in Section 15).”

4. SECTION 6. AWARDS is hereby amended by adding at the end thereof the following new Section 6.4:

“6.4. Repricings.  With respect to any outstanding Award of an Option and/or Stock Appreciation Right with an exercise price or grant price, as applicable, that is “out of the money” (“Underwater Award”), neither the Committee nor the Board shall, without shareholder approval, (a) cancel or exchange any Underwater Award and grant in substitution therefor an Option and/or Stock Appreciation Right with a lower exercise price or grant price, as applicable, (b) cancel or exchange any Underwater Award for a cash buy-out, (c) cancel or exchange any Underwater Award for any other type of Award, or (d) amend any Underwater Award to reduce the exercise or grant price, as applicable. This Section shall not to apply to adjustments made pursuant to Section 15.1.”

5. SECTION 8.1. GRANT OF STOCK APPRECIATION RIGHTS is hereby amended by deleting the last sentence and substituting therefor in its entirety the following:

“An SAR may be exercised upon such terms and conditions and for the term as the Committee may determine, in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be as established for that SAR by the Committee, but not more than ten years from the Grant Date, or, if not so established, shall be ten years from the Grant Date, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.”

6. Except as expressly amended hereby, the Plan remains in full force and effect. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Plan.

7. This Amendment, recommended by the Compensation Committee and duly adopted by the Board of Directors on June 7, 2010, is effective as of the date of approval by the Company’s shareholders.

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PROXY SOLICITED BY BOARD OF DIRECTORS
For Annual Meeting of Shareholders to be held
Wednesday, September 15, 2010
3:00 p.m. CDT

7400 49th Avenue North
New Hope, Minnesota 55428

Navarre Corporation
7400 49th Avenue North
New Hope, Minnesota 55428
proxy

The undersigned, revoking all prior proxies, hereby appoints Cary L. Deacon and Ryan F. Urness, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Navarre Corporation (the “Company”) of record in the name of the undersigned at the close of business on July 19, 2010, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, September 15, 2010, or at any adjournment thereof, upon the matters stated on the reverse of this proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders:

The Proxy Statement and the Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2010, are available for view at http://www.navarre.com/Investors/

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK « « « EASY « « « IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on September 14, 2010.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/navr/ — QUICK « « « EASY « « « IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CDT) on September 14, 2010.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NAVARRE CORPORATION, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

1. Electing the following directors for the term described in the accompanying Proxy Statement:

01 Keith A. Benson 02 Timothy R. Gentz	03 Tom F. Weyl	☐ Vote FOR all nominees except as indicated below	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approving amendment three to the Amended and Restated 2004 Stock Plan as described in the accompanying Proxy Statement.	☐ FOR	☐ AGAINST	☐ ABSTAIN
3. Ratifying the appointment of Grant Thornton LLP.	☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposals 2 and 3. The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

Address Change? Mark Box ☐  Indicate changes below

Dated:
Signature(s)
Please sign your name exactly as it appears at left. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.